Exhibit 3.3

EXECUTION VERSION

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HANCOCK PARENT, LLC,

a Delaware Limited Liability Company

Dated as of February 11, 2019

i

ii

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This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of HANCOCK PARENT, LLC (the “Company”) is made and entered into as of this 11th day of February, 2019 (the “Effective Date”), by and among each Person listed as a Shareholder (as defined herein) on Schedule A attached hereto as of the date hereof and each Person subsequently admitted as a Shareholder of the Company in accordance with the terms hereof.

RECITALS

WHEREAS, on December 7, 2018, (a) the Company was formed by filing a Certificate of Formation with the Secretary of State of the State of Delaware in accordance with the provisions of the Delaware Limited Liability Company Act (the “Act”) and (b) the initial member of the Company entered into a written agreement pursuant to the Act governing the affairs of the Company and the conduct of its business;

WHEREAS, on January 21, 2019 the Company and General Atlantic (IC), L.P. entered into that certain Amended and Restated Limited Liability Company Agreement (the “Existing Agreement”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of December 11, 2018 (the “Merger Agreement”), by and among the Company, Hancock Midco, LLC, Hancock Merger Sub, Inc., Invoice Cloud, Inc. (“Invoice Cloud”) and the Sellers’ Representative named therein, on February 11, 2019, (a) Invoice Cloud and Hancock Merger Sub, Inc. will consummate a merger, with Invoice Cloud as the surviving company (the “Merger”), and (b) the Company will assume those issued and outstanding options to acquire shares of common stock of Invoice Cloud, par value $0.0001 per share, at the effective time of the Merger, and such options will be automatically converted as specified in the Merger Agreement into the right to purchase Class A-3 Common Shares (as defined herein) of the Company in accordance with the Invoice Cloud Option Plans and applicable award agreements (including those certain options issued to each of Matthew Rumely and Ryan Pieszak in connection with the Merger, the “Company Assumed Options”);

WHEREAS, pursuant to that certain Rollover Agreement, dated as of December 11, 2018 (the “Rollover Agreement”), by and among the Company, Invoice Cloud and each of the individuals and entities listed on the Schedule of Rollover Participants attached thereto (collectively, the “Rollover Shareholders”), on the date hereof, the Rollover Shareholders contributed the number and class of shares of Invoice Cloud set forth in the final Schedule of Rollover Participants delivered in accordance with the Rollover Agreement to the Company and, in exchange therefor, the Company is issuing to the Rollover Shareholders the Class A-2 Common Shares in the amounts set forth opposite each Rollover Shareholder’s name on Schedule A attached hereto;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and substantially concurrently with the consummation of the transactions contemplated by the Rollover Agreement, the General Atlantic Shareholder is making a cash contribution to the Company in exchange for the issuance of Class A-1 Common Shares in the amounts set forth on Schedule A attached hereto;

WHEREAS, in connection with the issuance of the Shares on the date hereof, each of the Class A-1 Common Shares, the Class A-2 Common Shares and the Class A-3 Common Shares were each valued at the same price per Share;

WHEREAS, the Shareholders have determined to amend and restate the Existing Agreement to read in its entirety as set forth herein such that this Agreement shall be the limited liability company agreement of the Company from and after the date hereof, until amended or otherwise terminated in accordance with the terms herein and the Act.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholders agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Act” shall have the meaning set forth in the recitals hereto.

“Additional Capital Contributions” shall mean any Capital Contribution made by a Shareholder or an Additional Shareholder after the Effective Date.

“Additional Shareholder” shall mean a Person who has acquired newly issued Shares directly from the Company after the Effective Date and has been admitted as a Shareholder of the Company pursuant to Section 8.4.

“Adjusted EBITDA” shall mean the Company’s Consolidated EBITDA as defined and calculated pursuant to the Credit Agreement, which shall be adjusted after the date hereof to incorporate any additional adjustments set forth in (a) any amendment or modification of such definition in the Credit Agreement or (b) the corresponding definition in any subsequent senior credit agreement or similar agreement between the Company and/or the Company Subsidiaries and any replacement senior third-party lender, in each case to the extent such adjustments increase the amount of Adjusted EBITDA.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding anything to the contrary set forth in this Agreement, (a) no portfolio company of GA LLC or its Affiliates shall be deemed or treated as an Affiliate of the General Atlantic Shareholder, except that any such portfolio company that is directly or indirectly controlled by GA LLC or its Affiliates shall be treated as an Affiliate of the General Atlantic Shareholder solely for purposes of Section 8.12 or the definition of “Closing Class A-1 Common Shares” and (b) no portfolio company of Summit Partners or its Affiliates shall be deemed or treated as an Affiliate of the Summit Shareholders.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Assignee” shall mean a transferee of Shares who has not been admitted as a Substitute Shareholder.

“Assumed Option Percentage” shall mean the percentage determined by dividing (a) the aggregate number of CVR Units that have been issued and not forfeited as of the date of the applicable Distribution by (b) the sum of (i) the total number of Class A-2 Common Shares issued and outstanding as of immediately following the Merger Effective Time and (ii) the aggregate number of CVR Units that have been issued and not forfeited as of the date of the applicable Distribution.

“Authorized Transfer” shall have the meaning set forth in Section 8.1(c).

“Board” shall have the meaning set forth in Section 4.1(a).

“Board Observer” shall have the meaning set forth in Section 4.1(f).

“Budget” shall have the meaning set forth in Section 4.2(h).

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Buyer Transaction Expenses” shall mean (a) any fees, costs and expenses actually paid by or on behalf of the General Atlantic Shareholder (including, without duplication of any such amounts, payment by the Company with amounts funded by the General Atlantic Shareholder for such payment) in connection with consummating the Credit Agreement (including any underwriting fees, original issue discount, upfront fees, and amounts reimbursed to the lenders for any legal or syndications fees, costs or expenses, and legal and other fees, costs and expenses actually paid by or on behalf of the General Atlantic Shareholder or any of its Affiliates (including, without duplication of any such amounts, payment by the Company with amounts funded by the General Atlantic Shareholder for such payment), in each case, in connection with consummating the Credit Agreement) and (b) the premiums, underwriting and other related costs payable in respect of the representations and warranties insurance policy issued by Ethos Specialty Insurance Services with respect to the Merger Agreement.

“Capital Contribution” shall mean any contribution of cash or property to the Company made by or on behalf of a Shareholder, as set forth from time to time in the books and records of the Company.

“Capital Proceeds” shall mean the consideration received by the Company and the Company Subsidiaries in connection with an Exit Event, net of all out-of-pocket costs, fees and expenses of the Company and the Company Subsidiaries incurred in connection with such Exit Event (including all legal, accounting, investment banking and other out-of-pocket costs, fees and expenses as determined in good faith by the Board), indebtedness of the Company and the Company Subsidiaries repaid as a result of such Exit Event and any reserves established by the Company and the Company Subsidiaries that are necessary for the operations of the Company and the satisfaction of any liabilities of the Company, as reasonably determined in good faith by the Board, from such proceeds.

“Certificate of Cancellation” shall mean the certificate required to be filed with the Secretary of State of the State of Delaware pursuant to Section 18-203 of the Act in connection with a dissolution of the Company.

“Certificate of Formation” shall have the meaning set forth in Section 2.1.

“Claim(s)” shall have the meaning set forth in Section 12.2.

“Class A-1 Common Shares” shall mean the limited liability company interests of the Company designated as Class A-1 Common Shares, having the powers, preferences, rights, qualifications, limitations and restrictions set forth in Sections 5.1(a) and 5.1(b).

“Class A-2 Common Shares” shall mean the limited liability company interests of the Company designated as Class A-2 Common Shares, having the powers, preferences, rights, qualifications, limitations and restrictions set forth in Sections 5.1(a) and 5.1(c).

“Class A-3 Common Shares” shall mean the limited liability company interests of the Company designated as Class A-3 Common Shares, having the powers, preferences, rights, qualifications, limitations and restrictions set forth in Sections 5.1(a) and 5.1(d).

“Closing Class A-1 Common Shares” shall mean the Class A-1 Common Shares owned by the General Atlantic Shareholder as of the date of the Merger; provided, that, for the avoidance of doubt, such Closing Class A-1 Common Shares shall no longer constitute Closing Class A-1 Common Shares if they have been Transferred by the General Atlantic Shareholder to a Person who is not an Affiliate of the General Atlantic Shareholder and the consideration in respect of such Transfer is or will be taken into account in the calculation of Proceeds.

“Code” shall mean the Internal Revenue Code of 1986.

“Common Shares” shall mean collectively, the Class A-1 Common Shares, the Class A-2 Common Shares and the Class A-3 Common Shares.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Assumed Options” shall have the meaning set forth in the recitals hereto.

“Company Industry Segment” shall have the meaning set forth in Section 4.8(b).

“Company Offeror” shall mean (a) the Company, (b) any successor to the Company or any surviving entity resulting from a merger, consolidation or other business combination involving the Company or any wholly-owned Company Subsidiary, (c) any Company Subsidiary that is a holding company for all or substantially all of the operating assets of the Company Subsidiaries, or (d) any other entity (including the General Atlantic Shareholder) the securities of which are exchanged for Shares pursuant to ARTICLE IX in anticipation of an IPO.

“Company Option Plan” shall mean the Hancock Parent, LLC 2019 Equity Incentive Plan, as amended, restated, supplemented or otherwise modified from time to time, pursuant to which Common Shares may be issued, and any successor plan or plans.

“Company Options” shall mean Company Assumed Options and any new options to purchase Class A-3 Common Shares of the Company issued in accordance with the Company Option Plan.

“Company ROFO Period” shall have the meaning set forth in Section 8.9(b).

“Company Subsidiary” shall mean any entity of which securities or ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or of which the Company or a Company Subsidiary is the sole member or manager or which the Company otherwise directly or indirectly owns or controls a majority of the partnership, limited liability company or other similar ownership interests or if the Company directly or indirectly is allocated a majority of partnership, limited liability company or other business entity gains or losses or is or directly or indirectly controls the managing director or general partner of such partnership, limited liability company or other business entity.

“Competitor” shall mean any Person anywhere in the world that materially competes with the businesses of the Company or the Company Subsidiaries, as such businesses exist on or following the Effective Date.

“Covered Person” shall have the meaning set forth in Section 12.1.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of February 11, 2019, by and among Hancock Merger Sub, Inc. (which shall be merged with and into Invoice Cloud, Inc., with Invoice Cloud, Inc. surviving the Merger), Hancock MidCo, LLC, the Lenders (as defined in the Credit Agreement) party thereto and Ares Capital Corporation.

“CVR Amount” shall mean $70,000,000.

“CVR Bonus Award” shall mean, with respect to any Rollover Participant who holds Company Assumed Options, the bonus awarded to such Rollover Participant as of the Merger Effective Time, entitling such Rollover Participant (subject to the terms and conditions of such award) to an amount equal to the pro rata portion of the CVR Amount that would be allocable to the Company Assumed Options held by such Rollover Participant as of immediately after the Merger Effective Time.

“CVR Bonus Award Plan” shall mean the Company’s CVR Bonus Award Plan, dated as of the date hereof.

“CVR Units” shall have the meaning set forth in the CVR Bonus Award Plan.

“Director” shall have the meaning set forth in Section 4.1.

“Disclosure Law” shall mean, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of any Governmental Authority or stock exchange, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein, and relating to the disclosure of information.

“Distribution” shall mean a transfer of cash or property by the Company to a Shareholder on account of Shares as described in ARTICLE VI.

“Drag-Along Purchaser(s)” shall have the meaning set forth in Section 8.12(a).

“Drag-Along Shares” shall have the meaning set forth in Section 8.12(a).

“Effective Date” shall have the meaning set forth in the preamble hereto.

“Election Period” shall have the meaning set forth in Section 8.9(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Event of Dissolution” shall have the meaning set forth in Section 10.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Opportunity” shall have the meaning set forth in Section 4.8(a).

“Exempt Transfer” shall have the meaning set forth in Section 8.1(a).

“Existing Agreement” shall have the meaning set forth in the recitals hereto.

“Exit Event” shall mean (a) the date on which the General Atlantic Shareholder sells down to one or more third parties (including by way of merger or other business combination), its direct or indirect equity investment in the Company or any successor thereto, to less than 50% of all of the then outstanding equity interests of the Company or such successor or (b) the consummation of a sale, transfer or other disposition of all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, to one or more third parties. For the avoidance of doubt, a merger, amalgamation, consolidation, business combination, plan of arrangement, initial public offering of equity interests of the Company or any of its Affiliates or any Company Subsidiary or other transaction involving the Company or any of its Affiliates or the Company Subsidiaries shall not in and of itself constitute an Exit Event if it does not also result in the actions set forth in clause (a) or (b) of the immediately preceding sentence.

“Fair Market Value” shall mean (a) with respect to any asset or property (other than Shares) of the Company or Company Offeror, as applicable, as of any date, the fair market value as of such date and (b) with respect to Shares of the Company or equity securities of a Company Offeror, as applicable, as of any date, the amount a holder of such interest would be entitled to receive if the assets of the Company or such Company Offeror were sold for their fair market value as one going concern in an arm’s length private sale between a willing buyer and a willing seller, neither acting under compulsion, following which the Company or such Company Offeror were to pay all outstanding liabilities and the remaining proceeds were to be distributed to the Shareholders in accordance with the terms of this Agreement; provided, however, that the “Fair Market Value” shall take into account, to the extent relevant, any most recent third-party independent appraisal of valuation report prepared with respect to the Company; provided, further, however, that if such Shares or converted or exchanged securities are being converted or exchanged in connection with an offer by a Tag-Along Purchaser or Drag-Along Purchaser, the “Fair Market Value” of such Shares or converted or exchanged securities shall mean the value of the consideration offered by such Tag-Along Purchaser or Drag-Along Purchaser.

“Family Group” shall mean, with respect to any Person, (a) such Person’s spouse, former spouse, domestic partner, descendants (whether natural or adopted), parents, siblings and their descendants and any spouse or domestic partner of the foregoing Persons (collectively, “relatives”), and (b) any holding company, trust or other estate-planning vehicle owned by or for the benefit of such Person or any Person described in the foregoing clause (a) or any relatives of such Person’s spouse, former spouse, or domestic partner.

“First Offer Agreement” shall have the meaning set forth in Section 8.9(b).

“Fiscal Year” shall have the meaning set forth in Section 7.3.

“Forfeited CVR Bonus Amount” shall mean the amounts payable under any CVR Bonus Awards that have been forfeited by the Rollover Participants in accordance with the terms of such CVR Bonus Awards as of the date of the applicable distribution under Section 6.1(c)(ii).

“Founder Director” shall have the meaning set forth in Section 4.1(b)(i).

“Founder Investor Designee” shall mean Robert P. Bennett, or in the event of his death or incapacity, the Person appointed by the Founder Investor Majority.

“Founder Investor Majority” shall mean the affirmative approval or consent of the Founder Investors holding a majority of the Rollover Interests held by all Founder Investors.

“Founder Investors” shall mean John Burgess, Robert P. Bennett, John Morabito, Kelton Averyt, Bob Lapides, Howard Spector, C. Thomas Allgood and Nelson Blitz.

“Fully Diluted Percentage” shall mean, as of any date of determination, with respect to any Shareholder or Rollover Optionholder, the percentage determined by dividing (a) the sum of (i) the aggregate number of Common Shares held by such Shareholder or Rollover Optionholder as of such date, plus (ii) the aggregate number of Common Shares issuable to such Shareholder or Rollover Optionholder assuming all Company Assumed Options held by such Shareholder or Rollover Optionholder were vested and exercised as of such date by (b) the sum of (i) the aggregate number of Common Shares held by all Shareholders as of such date plus (ii) the aggregate number of Common Shares that would be issued to the Shareholders and Rollover Optionholders assuming all outstanding Company Assumed Options were vested and exercisable as of such date.

“GA Directors” shall have the meaning set forth in Section 4.1(b).

“GA LLC” shall mean General Atlantic LLC, a Delaware limited liability company and any successor to such entity.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“General Atlantic Shareholder” shall mean (a) General Atlantic (IC), L.P., a Delaware limited partnership, (b) any Subsequent General Atlantic Purchaser and (c) any Permitted Transferee thereof to whom Shares are distributed or transferred in accordance with Section 8.3.

“General Atlantic Related Party” shall have the meaning set forth in Section 14.16.

“Governmental Authority” shall mean any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality.

“Information Waiver” shall have the meaning set forth in Section 4.8(b)(ii).

“Invoice Cloud” shall have the meaning set forth in the recitals hereto.

“Invoice Cloud Options Plans” shall mean, collectively, the Invoice Cloud Inc. 2009 Equity Incentive Plan and the Invoice Cloud, Inc. 2015 Stock Option Plan (as the same may be amended, restated, modified, supplemented and/or waived from time to time in accordance with its terms) assumed by the Company on the date hereof.

“Involuntary Transfer” shall mean any transfer, proceeding or action by or in which a Shareholder shall be deprived or divested of such Shareholder’s right, title and interest in or to any of the Shares, including (a) any seizure under levy of attachment or execution, (b) any transfer in connection with bankruptcy (whether pursuant to the filing of a voluntary or an involuntary petition under the United States Bankruptcy Code of 1978, or any modifications or revisions thereto) or other court proceeding to a debtor in possession, trustee in bankruptcy or receiver or other officer or agency, (c) any transfer to a state or to a public officer or agency pursuant to any statute pertaining to escheat or abandoned property and (d) any transfer pursuant to a divorce or separation agreement or a final decree of a court in a divorce action.

“Involuntary Transferee” shall have the meaning set forth in Section 8.11(a).

“IPO” shall mean an initial registered offering of equity securities of the Company or any Company Offeror to the public pursuant to an effective registration statement (other than Form S-4 or S-8 or any successor form) under the Securities Act that is underwritten by one or more internationally recognized underwriting firms and where such public offering is broadly distributed and pursuant to which one or more classes of Shares or the common stock or other equity securities of such Company Offeror are listed on The New York Stock Exchange or the Nasdaq Stock Market, either of their respective successors, or any other national securities exchange.

“Law” shall mean any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Authority.

“Lead Investors” shall mean, collectively, the Major Investors and the General Atlantic Shareholder.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other similar security interest or preferential arrangement.

“Major Investors” shall mean, collectively, the Summit Shareholders, John Burgess, Robert P. Bennett, John Morabito, Kelton Averyt, Bob Lapides, Howard Spector, C. Thomas Allgood and Nelson Blitz.

“Major Investor Majority” shall mean the affirmative approval or consent of the Major Investors holding a majority of the Class A-2 Common Shares, Class A-3 Common Shares and any then outstanding Class A-3 Common Shares for which any then outstanding Company Assumed Options could be exercised, regardless of vesting and exercisability, voting collectively, held by all Major Investors.

“Major Investor Sale” shall have the meaning set forth Section 8.8.

“Majority Interest” shall mean, as of any date, an aggregate Percentage Interest equal to more than 50% on such date.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Agreement” shall have the meaning set forth in the recitals hereto.

“Merger Effective Time” means the time the Merger is consummated in accordance with the Merger Agreement.

“Negotiation Period” shall have the meaning set forth in Section 8.9(b).

“New Equity Securities” shall have the meaning set forth in Section 8.13(a).

“New Holdco” shall have the meaning set forth in Section 8.13(a).

“Newco” shall have the meaning set forth in Section 13.1(a).

“Offered Shares” shall have the meaning set forth in Section 8.10(a).

“Offering Notice” shall have the meaning set forth in Section 8.9(a).

“Other Shareholder” shall mean any Shareholder that is not a General Atlantic Shareholder or a Rollover Shareholder.

“Percentage Interest” shall mean, as of any date of determination, with respect to any Shareholder holding Common Shares as of a specified date, the percentage determined by dividing (a) the aggregate number of Common Shares held by such Shareholder as of such date, by (b) the aggregate number of issued and outstanding Common Shares as of such date.

“Permitted Transferee” shall mean:

(a) in the case of the General Atlantic Shareholder, any of its Affiliates;

(b) in the case of any of the Summit Shareholders, any of their Affiliates;

(c) in the case of any Shareholder that is an individual, a member of such Shareholder’s Family Group or a transferee by testamentary or intestate disposition or any trust, limited partnership or other legal entity the beneficiary of which is a member of such Shareholder’s Family Group; provided, however, that (i) such Shareholder (unless deceased or incapacitated) shall continue to control the voting and exercise of the rights under this Agreement in respect of such transferred Shares except that, if the retention of voting control of any Shares being Transferred in a Permitted

Transfer to any trust, limited partnership or other legal entity the beneficiary of which is a member of such Shareholder’s Family Group would cause the Transfer of the remainder of such Shares to be “incomplete” or otherwise invalid for estate or gift tax or other legal purposes (such as in the case of Transfers in the form of gifts to irrevocable trusts), then all voting rights of such Shares may be transferred to such Permitted Transferee and (ii) during the period that any such trust, limited partnership or other legal entity holds any right, title or interest in any Shares, no Person other than such Shareholder or one or more members of such Shareholder’s Family Group may be or may become trustees, beneficiaries, stockholders, limited or general partners or members thereof; and

(d) in the case of any Shareholder that is not an individual, any entity wholly-owned by such Shareholder or any entity or individual that wholly owns such Shareholder.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

“Preemptive Right” shall have the meaning set forth in Section 5.3(a).

“Preemptive Rights Notice” shall have the meaning set forth in Section 5.3(a).

“Preemptive Rights Offer” shall have the meaning set forth in Section 5.3(a).

“Proceeds” shall mean all cash proceeds actually received by the General Atlantic Shareholder (net of any applicable fees, costs, expenses, discounts, commissions and similar deductions, in each case payable to a third party in connection therewith) attributable to the Closing Class A-1 Common Shares (or any other securities (excluding cash) into which any portion of such Closing Class A-1 Common Shares convert or have been exchanged) as a result of (a) Distributions, (b) the sale, directly or indirectly through the sale of direct or indirect interests in the General Atlantic Shareholder (in each case, other than to a Permitted Transferee), of Closing Class A-1 Common Shares (or any other securities (excluding cash) into which any portion such Closing Class A-1 Common Shares convert or have been exchanged) and (c) the sale of non-cash consideration received by the General Atlantic Shareholder as a result of the sale, directly or directly, of the General Atlantic Shareholder (in each case, other than to a Permitted Transferee), of its Closing Class A-1 Common Shares (or any other securities (excluding cash) into which any portion of such Closing Class A-1 Common Shares convert or have been exchanged).

“Purchase Notice” shall have the meaning set forth in Section 8.12(a).

“Qualified IPO” shall mean an IPO that is underwritten by one or more internationally recognized underwriting firms in connection with which the net proceeds raised in such IPO equal or exceed $100,000,000 (one hundred million dollars).

“Regulations” shall mean the U.S. Treasury Regulations.

“Reorganization” shall have the meaning set forth in Section 8.13(a).

“residuals” shall have the meaning set forth in Section 14.4(b).

“Rightholder Offer” shall have the meaning set forth in Section 8.9(c).

“ROFO Offered Shares” shall have the meaning set forth in Section 8.9(a).

“ROFO Purchaser” shall have the meaning set forth in Section 8.9(a).

“ROFO Rightholders” shall have the meaning set forth in Section 8.9(a).

“ROFO Rightholder Offer Period” shall have the meaning set forth in Section 8.9(c).

“ROFO Rightholder Period” shall have the meaning set forth in Section 8.9(c).

“ROFO Seller” shall have the meaning set forth in Section 8.9(a).

“ROFO Seller Offer” shall have the meaning set forth in Section 8.9(b).

“Rollover Agreement” shall have the meaning set forth in the recitals hereto.

“Rollover Directors” shall have the meaning set forth in Section 4.1(b).

“Rollover Interests” shall mean the Class A-2 Common Shares issued and outstanding on the date hereof and outstanding on any applicable date, the Company Assumed Options issued and outstanding on the date hereof and outstanding on any applicable date and, without duplication, any Class A-3 Common Shares for which such Company Assumed Options are exercised and that are outstanding on any applicable date.

“Rollover Optionholder” shall mean any holder of Company Assumed Options that is not also a Rollover Shareholder.

“Rollover Shareholders” shall have the meaning set forth in the recitals hereto.

“Rollover Participants” shall mean, collectively, the Rollover Shareholders and the Rollover Optionholders.

“Rollover Shareholder Pro Rata Portion” shall mean, with respect to any Rollover Shareholder, the percentage determined by dividing (a) the aggregate number of Class A-2 Common Shares held by such Rollover Shareholder as of immediately after the Merger Effective Time by (b) the total number of Class A-2 Common Shares issued and outstanding immediately after the Merger Effective Time.

“Rollover Share Percentage” shall mean the percentage determined by dividing (a) the aggregate number of Class A-2 Common Shares issued and outstanding as of immediately following the Merger Effective Time by (b) the sum of (i) the total number of Class A-2 Common Shares issued and outstanding as of immediately following the Merger Effective Time and (ii) the aggregate number of CVR Units that have been issued and not forfeited as of the date of the applicable Distribution.

“Sale Notice” shall have the meaning set forth in Section 8.10(b).

“Sale Transaction” shall mean, whether in a single transaction or a series of related transactions, (a) any merger, tender offer or other business combination in which the Shareholders owning the voting securities of the Company prior to such transaction do not own a majority of the voting securities of the Company or the surviving Person, as applicable immediately following the closing of such transaction, (b) a voluntary sale of voting securities by the Shareholders to any Person in which the Shareholders sell a majority of the voting securities of the Company, or (c) the sale, transfer or other disposition of all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, in no event shall a transfer of the voting securities of the Company between or among the General Atlantic Shareholder or any Permitted Transferees be considered for purposes of determining whether a Sale Transaction has occurred.

“SEC” means the United States Securities and Exchange Commission and any other Governmental Authority at the time administering the Securities Act.

“Section 8.11 Rightholders” shall have the meaning set forth in Section 8.11(a).

“Securities Act” shall mean the Securities Act of 1933.

“Share Consideration” shall have the meaning set forth in Section 5.1(b).

“Shareholder” means each Person listed as a Shareholder on Schedule A attached hereto as of the date hereof and each Person subsequently admitted as a member of the Company in accordance with the terms hereof.

“Shareholder Indemnitor” shall have the meaning set forth in Section 12.4.

“Shares” shall have the meaning set forth in Section 5.1(a).

“Specified Covered Person” shall have the meaning set forth in Section 12.4.

“Specified Person” shall have the meaning set forth in Section 14.5.

“Sponsor Related Person” shall have the meaning set forth in Section 4.7.

“Subsequent General Atlantic Purchaser” shall mean any Affiliate of GA LLC that, after the Effective Date, acquires Shares.

“Subsequent Summit Purchaser” shall mean any Affiliate of Summit Partners that, after the Effective Date, acquires Shares.

“Substitute Shareholder” shall mean an Assignee who has been admitted to all of the rights of the Shareholders pursuant to Section 8.3(b) or Section 8.5.

“Summit Shareholders” shall mean, collectively, (a) Summit Partners Growth Equity Fund VIII-A, L.P., Summit Partners Growth Equity Fund VIII-B, L.P., Summit Partners Entrepreneur Advisors Fund I, L.P., Summit Investors I, LLC and Summit Investors I (UK), L.P., (b) any Subsequent Summit Purchaser and (c) any Permitted Transferee thereof to whom Shares are distributed or transferred in accordance with Section 8.3.

“Summit Director” shall mean any Rollover Director designated by the Summit Shareholders, it being understood and agreed that in no event shall the Founder Director shall be deemed a Summit Director.

“Summit Partners” shall mean Summit Partners, L.P.

“Summit Related Parties” shall have the meaning set forth in Section 14.16.

“Tag-Along Purchaser(s)” shall have the meaning set forth in Section 8.10(a).

“Tag-Along Rightholder” shall have the meaning set forth in Section 8.10(a).

“Tag-Along Seller” shall have the meaning set forth in Section 8.10(a).

“Tag-Along Shares” shall have the meaning set forth in Section 8.10(a).

“Transfer” shall mean any direct, indirect or synthetic sale, assignment, transfer, grant of a participation in or reference under a derivatives contract or any other arrangement, pledge, lease, hypothecation, mortgage, gift or creation of security interest, Lien or trust (voting or otherwise) or other encumbrance or other disposition of any Share, whether in whole or in part (by operation of law or otherwise).

“Transferred Shares” shall have the meaning set forth in Section 8.11(a).

1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law or Disclosure Law shall be deemed to refer to such Law or Disclosure Law, as the case may be, as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(m) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II

THE LIMITED LIABILITY COMPANY

2.1 Formation. The Company has been formed as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act. The Company and, if required, each of the Shareholders shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, valid existence and, when appropriate, termination of the Company as a limited liability company under the Laws of the State of Delaware and as may be necessary in order to protect the liability of the Shareholders as members under the Laws of the State of Delaware.

2.2 Name. The name of the Company shall be “HANCOCK PARENT, LLC”, and its business shall be carried on in such name with such variations and changes as the Board shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

2.3 Business Purpose. The Company is formed for the purpose of engaging in any business or activity for which limited liability companies may be formed under the Act.

2.4 Registered Office and Agent. The location of the registered office of the Company shall be 3411 Silverside Road, Tatnall Building #104, Wilmington, County of New Castle, Delaware, 19810. The Company’s registered agent at such address shall be Corporate Creations Network Inc.

2.5 Term. The term of the Company commenced on the date of filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved pursuant to ARTICLE X.

2.6 Company Powers. In furtherance of the business purpose specified in Section 2.3, without limiting the generality of Section 4.1 and subject to the express rights, express restrictions and express limitations set forth in this Agreement, the Company and the Board, acting on behalf of the Company, shall be empowered to do or cause to be done any and all acts, deemed by the Board to be necessary or advisable in furtherance of the business purpose of the Company, including the power and authority:

(a) to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of the Company’s interest in securities or any other investments made or other property held by the Company, including investments in capital stock, bonds, notes, debentures and other obligations, investment contracts, partnership shares, limited liability company shares, options, warrants, other securities, interests in technology, intellectual property rights and other proprietary processes, products or services;

(b) to borrow funds, in the name and on behalf of the Company, to enter into agreements and other instruments evidencing the Company’s obligations in connection therewith and to pledge the Company’s assets as collateral to secure the Company’s obligations thereunder;

(c) to establish, have, maintain or close one or more offices within or without the State of Delaware and in connection therewith to rent or acquire office space and to engage personnel;

(d) to open, maintain and close bank and brokerage accounts, including the power to draw checks or other orders for the payment of moneys, and to invest such funds as are temporarily not otherwise required for Company purposes;

(e) to bring and defend actions and proceedings at Law or in equity or before any Governmental Authority;

(f) to hire consultants, custodians, attorneys, accountants and such other agents, officers and employees of the Company as it may deem necessary or advisable, and to authorize each such agent and employee to act for and on behalf of the Company;

(g) to make all elections, investigations, evaluations and decisions, binding the Company thereby, that may, in the judgment of the Board, be necessary or appropriate for the accomplishment of the Company’s business purposes;

(h) to enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the accomplishment of the Company’s business purpose, and to take or omit to take such other action in connection with the business of the Company as may be necessary or desirable to further the business purpose of the Company; and

(i) to carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Company’s business.

2.7 Business Transactions of a Shareholder or Director with the Company. A Shareholder or Director may transact business with the Company and, subject to applicable Law, shall have the same rights and obligations with respect to any such matter as a Person who is not a Shareholder or a Director.

2.8 Principal Place of Business. The principal place of business of the Company shall be at such location as the Board may, from time to time, select.

2.9 Title to Company Property. Legal title to all property of the Company shall be held and vested and conveyed in the name of the Company, and no real or other property of the Company shall be deemed to be owned by any Shareholder individually. The Shares of the Shareholders in the Company shall constitute personal property.

ARTICLE III

THE SHAREHOLDERS

3.1 The Shareholders. The name, address, number of Shares and Percentage Interest of each Shareholder are set forth on Schedule A hereto, as such Schedule may be amended from time to time to reflect the admission of any Additional Shareholders or Substitute Shareholders, the acquisition of additional Shares by any Shareholder, the transfer of Shares, and the repurchase of Shares, each as permitted or required by the terms of this Agreement.

3.2 Shareholder Meetings.

(a) Actions by the Shareholders; Meetings. The Shareholders may vote, approve a matter or take any action by the vote of Shareholders holding Common Shares entitled to vote at a meeting, in person or by proxy, or without a meeting by the written consent of Shareholders pursuant to Section 3.2(b). Meetings of the Shareholders may be called by Shareholders holding a Majority Interest and shall be held upon not less than two (2) Business Days nor more than sixty (60) days’ prior written notice of the time and place of such meeting delivered to each holder of Common Shares in the manner provided in Section 14.3. Notice of any meeting may be waived by any Shareholder before or after any meeting. Meetings of the Shareholders may be conducted in person or by conference telephone, videoconference or webcast facilities.

(b) Action by Written Consent. Any action may be taken by the Shareholders without a meeting if authorized by the written consent of the Shareholders holding Common Shares sufficient to approve such action pursuant to the terms of this Agreement. In no instance where action is authorized by written consent will a meeting of Shareholders be required to be called or notice be required to be given; provided, however, that a copy of the action taken by written consent must be promptly sent to all Shareholders holding Common Shares and filed with the records of the Company.

(c) Quorum; Voting. For any meeting of Shareholders, the presence in person or by proxy of Shareholders owning Common Shares representing at least a Majority Interest shall constitute a quorum for the transaction of any business, except with respect to any matter which requires the approval of a subset of Shareholders under this Agreement, in which case, Shareholders owning Common Shares able to provide such approval shall constitute a quorum with respect to such matter. Except as otherwise provided in this Agreement, the affirmative vote of Shareholders owning Common Shares representing at least a Majority Interest shall constitute approval of any action.

(d) Exclusion of Certain Shareholders. Notwithstanding anything to the contrary in this Section 3.2, any Rollover Shareholder or Other Shareholder, excluding the Summit Shareholders, that is, directly or indirectly, an employee, officer, director, trustee, member, consultant, owner or partner of, or otherwise performs services for, a Competitor of the Company or any Company Subsidiary, may be excluded from the portion of any meeting of the Shareholders by the Board and shall not be entitled to receive any materials or minutes of such meeting or relating to any written consent of the Shareholders, in each case, to the extent such meeting, consent, materials or minutes include competitively sensitive information, as determined by the Board; provided, that, the foregoing restrictions shall not apply to ownership of less than five percent (5%) of the outstanding securities of any class of any publicly-traded securities of a corporation that is a Competitor so long as such Rollover Shareholder or such Other Shareholder does not, directly or indirectly, have any active participation in the management or other business of such corporation.

3.3 Liability of Shareholders. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Shareholder shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Shareholder.

3.4 Power to Bind the Company. No Shareholder (acting in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement or the Act.

ARTICLE IV

THE BOARD AND OFFICERS

4.1 Management by the Board of Directors.

(a) General. Subject to such matters which are expressly reserved hereunder to the Shareholders or any subset of them for decision (including, for the avoidance of doubt, Section 4.11), the business and affairs of the Company shall be managed by a board of directors (the “Board”), which shall be responsible for policy setting, approving the overall direction of the Company, and making all decisions affecting the business and affairs of the Company. It is the intent of the parties hereto that each director (“Director”) of the Company shall be deemed to be a “manager” of the Company (as defined in Section 18-101(10) of the Act) for all purposes under the Act. As of the Effective Date, the Board shall be composed of five (5) Directors, which number, subject to Section 4.1(b), may be increased or decreased by the Board from time to time.

(b) Board Designation Rights.

(i) For so long as the Major Investors (together with their respective Permitted Transferees) continue to own at least 50% of the Rollover Interests held by the Major Investors as of immediately after the Merger Effective Time (calculated assuming the exercise in full of all Company Assumed Options held by the Major Investors), then the Major Investors shall be entitled to appoint two (2) Directors to the Board (the “Rollover Directors”), one of which shall be the Chief Executive Officer of the Company and/or Invoice Cloud as long as Robert P. Bennett is serving in such role (subject to the last sentence of this Section 4.1(b)(i)) (the “Founder Director”); provided that (A) if the Major Investors (together with their respective Permitted Transferees) own at least 25% but less than 50% of the Rollover Interests held by the Major Investors as of immediately after the Merger Effective Time (calculated assuming the exercise in full of all Company Assumed

Options held by the Major Investors), the number of Directors that the Major Investors shall be entitled to appoint shall be reduced to one (1) Rollover Director and one of the Rollover Directors (determined by the Major Investor Majority and which may be the Founder Director) shall be automatically removed from the Board and (B) if the Major Investors (together with their respective Permitted Transferees) cease to own at least 25% of the Rollover Interests held by the Major Investors as of immediately after the Merger Effective Time (calculated assuming the exercise in full of all Company Assumed Options held by the Major Investors), then the number of Directors that the Major Investors shall be entitled to appoint shall be reduced to zero (0) and any Rollover Directors then serving on the Board shall be automatically removed from the Board and any rights of the Major Investors to designate Rollover Directors pursuant to this Section 4.1(b) shall immediately terminate. In the event Robert P. Bennett ceases to serve as Chief Executive Officer of Invoice Cloud and/or the Company at any time when the Major Investors have the right to designate two (2) or more Rollover Directors, he shall resign or otherwise be removed from the Board and the Founder Director shall be appointed by the Founder Investor Majority (or Permitted Transferees thereof) (which may be Robert P. Bennett). At any time when a Rollover Director is automatically removed pursuant to this Section 4.1(b)(i), the size of the Board shall be automatically decreased by the number of Rollover Directors so removed unless the Board otherwise determines to appoint a Director to fill such vacancy.

(ii) The General Atlantic Shareholder shall be entitled to appoint up to three (3) Directors (the “GA Directors”), one of whom shall be designated as the Chairman of the Board. In addition to the foregoing, the General Atlantic Shareholder may appoint one or more independent Directors to the Board (which, for the avoidance of doubt, shall not constitute GA Directors) and cause the size of the Board to be increased by such number of additional independent Directors; provided, that in the event the General Atlantic Shareholder appoints more than two (2) independent Directors such that the size of the Board including such independent Directors is greater than seven (7) members, the size of the Board shall be further increased by, and the Major Investors shall have the right to appoint, such number of additional Rollover Directors as would be required for the Rollover Directors to comprise the same proportion of the total number of Directors as immediately prior to the appointment of any of such additional independent Directors (rounded up to the nearest whole number, and calculated assuming the Major Investors have appointed all the Directors they are entitled to appoint pursuant to Section 4.1(b)(i)); provided, further, that in the event of the death, resignation or removal of one or more independent Directors, if GA elects not to fill such any independent Director vacancy, the size of the Board shall automatically be reduced by (x) the number of such independent Director vacancies and (y) the number of Rollover Directors added pursuant to this Section 4.1(b)(ii) with respect to such vacancies, and such number of additional Rollover Directors appointed pursuant to this Section 4.1(b)(ii) automatically removed from the Board.

(iii) The initial Directors of the Company, including the Chairman of the Board, are set forth on Exhibit B hereto.

(iv) Notwithstanding anything to the contrary herein, the Company may grant Persons who are issued Shares of the Company after the Effective Date in a primary issuance of Shares and become Shareholders of the Company the right to designate members of the Board in proportion to the ownership of voting power of the Company acquired by such new Shareholders.

(c) Removal. Other than automatic removal of the Rollover Directors pursuant to Sections 4.1(b)(i) or 4.1(b)(ii), only the Shareholders entitled to designate a specific Director may remove such Director, at any time and from time to time, with or without cause (subject to applicable Law), in such Shareholders’ sole discretion, and such Shareholders shall give written notice of such removal to the Board.

(d) Resignation. Any Director may resign at any time by giving written notice to the Board. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(e) Vacancies. If at any time a vacancy is created on the Board by reason of the death, removal or resignation of any Director, a designee shall be appointed to fill such vacancy or vacancies by the Person or Persons entitled to appoint such Director pursuant to Section 4.1(b).

(f) Board Observers. So long as the Major Investors (together with their respective Permitted Transferees) own at least five percent (5%) of the issued and outstanding Shares, the Major Investors shall be entitled to designate one (1) individual to be an observer on the Board (a “Board Observer”), provided, that such individual must be either a Major Investor or an employee or partner of Summit Partners or its Affiliates. Such Board Observer shall have the right to (i) attend all meetings of the Board and any committee thereof and (ii) receive copies of all materials and information provided to the Directors, in each case, subject to any exclusion (x) required to preserve any evidentiary, attorney-client or other legal privilege, (y) required to avoid disclosure that is prohibited by an agreement with a third party or applicable laws or (z) except with respect to any employee or partner of Summit Partners or its Affiliates, required to protect any competitively sensitive information; provided, that the Board Observer shall comply with the general policies of the Board in effect from time to time or as set forth in this Agreement, that are applicable to all Directors, including with respect to confidentiality and conflicts of interest. For the avoidance of doubt, the Board Observer shall not be a member of the Board, shall not have the right to vote on any matter and the attendance of the Board Observer shall not be required for purposes of taking any action at any meeting of the Board or for determining the existence of a quorum at any meeting of the Board or any committee thereof (but shall be entitled to receive expense reimbursement from the Company in his or her capacity as a Board Observer). The Major Investors shall be entitled to replace the Board Observer at any time and from time to time upon written notice to the Company and the General Atlantic Shareholder; provided that if, the Major Investors cease to own at least five percent (5%) of the issued and outstanding Shares, the Board Observer shall be automatically removed and all rights to appoint a Board Observer pursuant to this this Section 4.1(f) shall immediately terminate.

4.2 Meetings of the Board.

(a) Frequency. Subject to Section 4.2(c), the Board shall meet once per calendar quarter, or at such other times and at such places as may be necessary for the Company’s business as determined by the Board.

(b) Quorum. The presence of a majority of the voting power of the Directors then in office (or, in the case of a committee, on such committee) shall constitute a quorum at any meeting of the Board or committee thereof, provided, however, that so long as the Major Investors are entitled to appoint any Rollover Directors pursuant to Section 4.1(b)(i), the presence of at least one Rollover Director shall be required to constitute quorum; provided, further, that the meeting of the Board or such committee immediately following a meeting that was adjourned because a Rollover Director was not present will not require a Rollover Director for purposes of establishing a quorum and the Board or such committee may, by majority of the voting power represented by the Directors then present, act at such subsequent meeting.

(c) Notice; Waiver of Notice. Meetings of the Board may be called for by the Chairman of the Board, any other GA Director or a Rollover Director. Notice of any meeting of the Board shall be given at least forty-eight (48) hours prior to any meeting by written notice to each Director at his or her address including the time and place of such meeting. Notice of any Board meeting may be waived by any Director before but not after such meeting.

(d) Required Vote. Each GA Director present at a meeting of the Board or committee thereof shall have the right to exercise a percentage of the votes exercisable by all Directors equal to the General Atlantic Shareholder’s Percentage Interest divided by the number of GA Directors present (and each other Director shall receive a pro rata percentage of the vote, such that the total votes cast by all Directors shall equal 100%). All actions of the Board and any committee shall require the affirmative vote of a majority of the votes entitled to be cast by the Directors of the Board or such committee.

(e) Telephonic Meetings. Meetings of the Board may be conducted in person or by conference telephone or videoconference facilities and each Director shall be entitled to participate in any meeting of the Board (whether or not conducted in person) by telephone or video conference.

(f) Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if one or more proposed written consents setting for the action to be taken (i) is sent to all of the Directors at least twenty-four (24) hours prior to the effective date of such action and (ii) is signed or affirmed (which affirmation may be by email) by such number of Directors possessing the votes sufficient to approve such action pursuant to the terms of this Agreement and (iii) that a copy of the action taken by written consent is filed with the minutes of proceedings of the Board and delivered to each Director. Subject to clause (i) of this Section 4.2(f), action taken under this Section 4.2(f) shall be effective when those Directors required to effect such action have signed or affirmed the proposed written consent, unless the written consent specifies that it is effect as of a later date.

(g) Compensation; Reimbursement. Except as otherwise determined by the Board, Directors shall not receive any stated salary or other compensation from the Company or any Company Subsidiary for services in their capacities as Directors; provided, that, nothing contained herein shall be construed to preclude any Director from serving the Company or any Company Subsidiary in any other capacity and receiving compensation therefor. The Company or a Company Subsidiary shall reimburse each Director and Board Observer for the reasonable travel and accommodation costs incurred by such Director or Board Observer to attend meetings of the Board or a committee thereof or the board of directors (or similar governing body) of a Company Subsidiary, in each case, subject to the Company’s requirements with respect to reporting and documentation of such expenses. In the case of Directors that are officers or employees of the General Atlantic Shareholder or its Affiliates, such reimbursement may be paid to the General Atlantic Shareholder. In the case of Directors or Board Observers that are officers or employees of any Summit Shareholder or Summit Partners, such reimbursement may be paid to a Summit Shareholder or Summit Partners, as directed by such Director.

(h) Operating Budget. Not less than thirty (30) days prior to the end of each fiscal year, the Company shall prepare and submit to the Board for its approval an annual operating budget (the “Budget”) of the Company and the Company Subsidiaries for the next succeeding fiscal year.

4.3 Committees. The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the Directors. The Board may designate one (1) or more Directors as alternate members of any committee, who may replace any absent or disqualified members at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may appoint another member of the Board to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by Law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Notwithstanding anything in this Section 4.3 to the contrary, at least one (1) GA Director and, so long as the Major Investors are entitled to appoint as least one (1) Rollover Director, at least one (1) Summit Director shall have the right to be designated to each committee of the Board (and to the board of directors (or similar governing body) of each Company Subsidiary) and so long as the Major Investors are entitled to appoint as least one (1) Rollover Director, the Board will not form an executive or similar committee unless at least one (1) Summit Director is a member of such committee. Each committee shall keep regular minutes and report to the Board when required; provided, that any Director(s) may be excluded from the portion of any meeting of any such committee and shall not be entitled to receive any materials or minutes of such portion of the meeting, in each case, to the extent (a) such portion of the meeting, materials or minutes relate to the compensation of such Director(s), or (b) required to avoid any conflict of interest. Notwithstanding anything in this Section 4.3 to the contrary, quorum for any meeting of any committee of the Board shall be subject to Section 4.2(b).

4.4 Power to Bind Company. No Director (acting in his or her capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement.

4.5 Officers and Related Persons. Subject to Section 4.11(b), the Board shall have the authority to appoint and terminate officers of the Company, and the Board shall take all necessary actions to cause such appointment or termination of such officers. The Board shall have the authority to retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such officers, employees, agents and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

(a) General. The officers of the Company shall be chosen by the Board. The Board may, as it deems appropriate, choose a Chairman, a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer, a Secretary, and one or more Vice Presidents (and, in the case of each Vice President, with such descriptive title, if any, as the Board shall determine), Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by Law. The officers of the Company need not be Shareholders of the Company nor, except in the case of the Chairman of the Board, need such officers be Directors of the Company.

(b) Election. The Board shall elect the officers of the Company. The initial officers of the Company and the offices they hold shall be as set forth on Exhibit C hereto. The officers of the Company shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board; and all officers of the Company shall hold office until their successors are chosen, or until their earlier death, disability, resignation or removal. Subject to Section 4.11(b), any officer elected by the Board may be removed at any time, with or without cause, by the affirmative vote of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The salaries of all officers of the Company shall be fixed by the Board. The Board may delegate such duties to any such officers or other employees, agents and consultants of the Company as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

4.6 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board.

4.7 Limitation of Implied Duties(a) . Notwithstanding any other provision of this Agreement, none of (a) the General Atlantic Shareholder or any Director that is an officer, employee or member of the General Atlantic Shareholder, (b) the Summit Shareholders or any Director that is an officer, employee or member of any of the Summit Shareholders or Summit Partners, or (c) any of the respective Affiliates, members, equity holders, directors, representatives, partners, employees, agents, portfolio companies or other related persons of the General Atlantic Shareholder or the Summit Shareholders or any of their respective Affiliates (each, a “Sponsor Related Person”), the other Rollover Directors (each in his capacity as a Director only, without limiting any obligations under such Director’s employment agreement or otherwise) or any other Director, as applicable, shall be liable to the Company or any other Shareholder or Person for any breach of any implied duty of due care or any other fiduciary duty, other than as a result of any acts or omissions not committed in good faith or that involve intentional misconduct. To the extent that, at law or in equity, any Sponsor Related Person, any other Rollover Director (in his capacity as a Director only, without limiting any obligations under such Director’s employment agreement or otherwise) or any other Director has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Shareholder or Director, (a) neither the Sponsor Related Person, the Rollover Director or any other Director acting under this Agreement shall be liable to the Company or to any such other Shareholder or Director (if applicable) to the extent such Sponsor Related Person, Rollover Director or such other Director acted in good faith absent intentional misconduct and in accordance with the provisions of this Agreement and (b) the Sponsor Related Person’s or such other Director’s duties and liabilities are hereby restricted by and subject in all respects to the provisions of this Agreement. To the fullest extent permitted by Law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, whenever in this Agreement or in any other such agreement the Board or any Shareholder is permitted or required to act, make a decision or determination or provide an approval or consent (i) in its “determination”, “sole determination”, “discretion” or “sole discretion”, under a grant of similar authority or latitude or in the absence of any other express standard stated herein or therein (as applicable), the Board or such Shareholder (as applicable) shall be entitled to act in its sole discretion, make decisions in its sole determination and consider only such interests and factors as it desires, including its own interests and the interests of its Affiliates in addition to the interests of, or factors affecting, the Company or the other Shareholders, and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Company, any Shareholder or any other Person, or (ii) in its “good faith” or under another express standard, the Board or such Shareholder shall act under such express standard, and shall not be subject to any other or different standard imposed by applicable Law or equity or otherwise. Notwithstanding anything contained herein, the provisions of this Section 4.7 shall not apply to any Director in his capacity as a paid executive officer or employee of the Company or any Company Subsidiary.

4.8 Corporate Opportunities.

(a) No Sponsor Related Person shall have any duty to communicate or present an Excluded Opportunity to the Company or any other Shareholder. No Sponsor Related Person shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that such Person pursues or acquires an Excluded Opportunity for itself or its Affiliates, directs, sells, assigns or transfers such an Excluded Opportunity to another Person or does not communicate information regarding such Excluded Opportunity to the Company. An “Excluded Opportunity” is an investment or business opportunity or prospective economic advantage to the Company or any Company Subsidiary in which the Company may have an interest or expectancy, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such Sponsor Related Person expressly and solely in such Sponsor Related Person’s capacity as an executive officer or Director of the Company.

(b) The Company and the Shareholders acknowledge that the Sponsor Related Persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Shareholders each acknowledge and agree that each Sponsor Related Person shall:

(i) have no duty to the Company or any other Shareholder to refrain from participating as a director, investor or otherwise with respect to any company or other Person that is engaged in the Company Industry Segment or is otherwise competitive with the Company or any Company Subsidiary; and

(ii) in connection with making investment decisions, to the fullest extent permitted by Law, have no obligation of confidentiality or other duty to the Company or any Shareholders to refrain from using any information, including market trend and market data, which comes into such Sponsor Related Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Sponsor Related Person shall be subject to such obligations and duties as would otherwise apply to such Sponsor Related Person under applicable Law, if the information at issue (A) constitutes material non-public information concerning or relating to the Company or the Company Subsidiaries, or (B) is covered by a contractual obligation of confidentiality to which the Company is subject. Notwithstanding anything in this Section 4.8(b)(ii) to the contrary, nothing herein shall be construed as a waiver of any Sponsor Related Person’s obligation of confidentiality with respect to the disclosure of confidential information of the Company.

(c) Any Person purchasing or otherwise acquiring any interest in any Shares shall be deemed to have notice of and to have consented to the provisions of this Section 4.8.

4.9 Insurance. The Company shall, to the extent requested by the General Atlantic Shareholder, use commercially reasonable efforts to maintain one or more key-man insurance policies for certain employees of the Company and/or the Company Subsidiaries as directed by the Board from time to time. Such policies shall contain terms and conditions (including the amount of coverage and other similar matters) satisfactory to the Board. The Rollover Shareholders requested by the General Atlantic Shareholder to have key-man insurance policies shall cooperate reasonably with the Company, and shall use their reasonable best efforts to cause employees proposed to be or otherwise subject to any such key-man insurance policies to cooperate with the Company, in order for the Company to establish any such key-man insurance policies, including by submitting to reasonably required examinations and tests and by preparing, signing and delivering such applications, statements of health, and other documents as may be reasonably required. In addition, the Company shall maintain the same liability insurance for all directors and officers of the Company and/or the Company Subsidiaries in amounts satisfactory to the General Atlantic Shareholder.

4.10 Management/Consulting Fees. Neither the Company nor any Company Subsidiary shall pay to any General Atlantic Shareholder or any Affiliate thereof any management, monitoring, consulting or similar fee.

4.11 Certain Shareholder Rights.

(a) Until the earlier of (x) the consummation of a Qualified IPO or (y) the time expressly specified below, neither the Board nor the Company shall allow, ratify, approve or consent to, cause or permit the approval of, the commitment to take or the taking of the following actions by the Board, the Company or any Company Subsidiaries without the prior written approval of the Summit Shareholders and the Founder Investor Designee (which may be by email):

(i) for so long as the Major Investors are entitled to appoint at least one Rollover Director, the issuance, assumption, incurrence or guarantee of any indebtedness by the Company or any Company Subsidiaries if the Company’s ratio of consolidated indebtedness to Adjusted EBITDA would exceed 4:1;

(ii) any transaction between the Company or any Company Subsidiaries, on the one hand, and any Shareholder or any Affiliate of any Shareholder (or portfolio company, Affiliate, employee, partner, officer or director of any Shareholder or portfolio company or Affiliate of any Shareholder) of the Company or any Company Subsidiaries, on the other hand (excluding (A) employment arrangements with (including the issuance or repurchase of equity securities to or from) Shareholders (other than any General Atlantic Shareholder) who are employees, officers, consultants or other persons performing services for the Company or any Company Subsidiary approved by the Board, (B) the issuance or repurchase of other equity securities in which the Shareholders are entitled to participate pursuant to Sections 5.3 or 8.11 and (C) any transactions contemplated by the Merger Agreement or the Related Agreements (as defined therein) or this Agreement); provided, that (x) the prior approval of the Summit Shareholders shall not be required if the Summit Shareholders (and their Permitted Transferees) collectively own less than twenty percent (20%) of the Rollover Interests held by the Summit Shareholders as of immediately after the Merger Effective Time and

(y) the prior approval of the Founder Investor Designee shall not be required if the Founder Investors (and their Permitted Transferees) collectively own less than twenty percent (20%) of the Rollover Interests held by the Founder Investors as of immediately after the Merger Effective Time;

(iii) the amendment of this Agreement or any other organizational documents of the Company in a manner that has the effect of changing the relative rights and privileges of the Class A-2 Common Shares or the Class A-3 Common Shares relative to the Class A-1 Common Shares; provided, that dilution from the issuance of Shares or other equity securities shall not, in and of itself, be deemed to change the relative rights and privileges of the Class A-2 Common Shares or the Class A-3 Common Shares relative to the Class A-1 Common Shares;

(iv) the amendment of this Agreement or any other organizational document or stockholders, operating or similar agreement of the Company that affects the Rollover Participants adversely and disproportionately as compared to any other Shareholder or group of Shareholders; provided, that no consent of the Summit Shareholders or the Founder Investor Designee will be required for any amendments solely to the extent necessary to reflect the issuance of equity securities in accordance with the terms hereof (including the grant of rights to appoint Directors to new Shareholders);

(v) for so long as the Major Investors own, in the aggregate, at least fifty percent (50%) of the Rollover Interests held by the Major Investors as of immediately after the Merger Effective Time, the authorization or issuance to the General Atlantic Shareholder or any of its Affiliates of any equity securities in any of the Company Subsidiaries or any Shares having, or the reclassification or modification of any Shares held by the General Atlantic Shareholder or any of its Affiliates in any way that results in such Shares having rights or preferences senior to the Common Shares issued on the Effective Date to the Major Investors with respect to distributions or liquidation; provided that this Section 4.11(a)(v) will not apply to any issuance if (A) (1) a majority of the Shares or equity securities being issued in such issuance are to one or more Persons other the General Atlantic Shareholder and its Affiliates, and (2) the proceeds of such issuance are being used to (x) meet working capital needs of the Company or any Company Subsidiary that cannot be satisfied out of cash flow or with existing indebtedness (including any revolving credit facilities then in place) or (y) repay indebtedness for borrowed money that is due and payable (and in the case of amounts that have become due in excess of amortized payments, that the Company has not been able to refinance following commercially reasonable efforts) or to equity cure covenant defaults or (B) such issuance takes place on or after the six (6) month anniversary of the Effective Date and the pre-money valuation of the Company implied by such issuance (which shall be at Fair Market Value) is at or below the greater of (1) the post-money valuation of the Company implied by the immediately prior issuance of Shares (excluding any Shares issued in connection with employee or other service provider incentive arrangements) and (2) the valuation of the Company as of the date of the Merger Effective Time; provided, that in the event such implied valuation of such issuance (which shall be at Fair Market Value) is less than the valuation set forth in the then-most recent third party independent appraisal or valuation report prepared with respect to the Company, then the Board shall cause the Company to obtain an additional valuation of the Company from a nationally recognized independent qualified investment bank or appraiser chosen by the Board in good faith, and the valuation for such issuance shall be determined by such additional valuation; or

(vi) the redemption, purchase or other acquisition of any of the Common Shares, other than (A) repurchases of equity securities from employees, officers, consultants or other persons performing services for the Company or any Company Subsidiary upon the termination of employment or service, or pursuant to a right of first refusal or right of first offer in existence as of the Merger Effective Time or (B) in connection with a transaction with respect to which the Rollover Participants have the opportunity to participate on a pro rata basis based on their Fully Diluted Percentages.

(b) Notwithstanding anything herein to the contrary, for so long as the Major Investors together with their respective Permitted Transferees own, directly or indirectly, at least 50% of the Shares that the Major Investors acquired on the Effective Date, the Board will consult with the Major Investors in advance of terminating the Chief Executive Officer of the Company and will consider any comments the Major Investors may have.

4.12 Action by Major Investors or Founder Investors. Unless otherwise expressly set forth herein, whenever in this Agreement the Major Investors or the Founder Investors are permitted or required to act, make a decision or determination or provide an approval or consent, then such action, decision, determination, approval or consent shall be made or taken, as applicable, by Major Investor Majority (with respect to the Major Investors) or by Founder Investor Majority (with respect to the Founder Investors), in each case, as of the date of such action, decision, determination, approval or consent.

ARTICLE V

CAPITAL STRUCTURE AND CONTRIBUTIONS

5.1 Capital Structure.

(a) General. Subject to the terms of this Agreement (including Section 5.3), (i) the Company is authorized to issue equity interests in the Company designated as “Shares,” which shall constitute limited liability company interests under the Act and shall include initially the Class A-1 Common Shares, the Class A-2 Common Shares and the Class A-3 Common Shares, and (ii) the Board is expressly authorized, by resolution or resolutions, to create and to issue, out of authorized but unissued Shares, different classes, groups or series of Shares and fix for each such class, group or series such voting powers, full or limited or no voting powers, and such distinctive designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions as determined by the Board. The Board shall have the authority to issue such number of Shares of any class, series or tranche pursuant to clauses (i) and (ii) of the immediately preceding sentence as the Board shall from time to time determine. Subject to Section 5.3 and Section 4.11(a)(v), the Company is authorized to issue options or warrants to purchase Shares, restricted Shares, Share appreciation rights, phantom Shares, and other securities convertible, exchangeable or exercisable for Shares, on such terms as may be determined by the Board in its sole discretion. The Company may issue fractional Shares.

(b) Class A-1 Common Shares. The Class A-1 Common Shares shall have such rights to Distributions as may be authorized and set forth under this Agreement. The relative rights, powers, preferences, duties, liabilities and obligations of holders of the Class A-1 Common Shares shall be as set forth herein. On all matters properly submitted to the Shareholders for a vote, each holder of Class A-1 Common Shares shall be entitled to vote, in person or by proxy, on a pro rata basis in accordance with the Percentage Interest for each Shareholder as of the applicable date and time on all matters upon which Shareholders have the right to vote as set forth in this Agreement and provided under the Act; provided that, except as otherwise expressly set forth herein, to the maximum extent permitted by applicable Law, the holders of Class A-1 Common Shares shall vote together as a single class with the holders of Class A-2 Common Shares and Class A-3 Common Shares, on a pro rata basis in accordance with their respective Percentage Interests, on all matters properly submitted to the Shareholders for a vote and shall have no class or other special approval rights. Other than with respect to Distributions as set forth in Section 6.1(c), it is intended that the Class A-1 Common Shares, the Class A-2 Common Shares and the Class A-3 Common Shares have identical economic rights, as if they were of the same class.

(c) Class A-2 Common Shares. The Class A-2 Common Shares shall have such rights to Distributions as may be authorized and set forth under this Agreement. The relative rights, powers, preferences, duties, liabilities and obligations of holders of the Class A-2 Common Shares shall be as set forth herein. On all matters properly submitted to the Shareholders for a vote, each holder of Class A-2 Common Shares shall be entitled to vote, in person or by proxy, on a pro rata basis in accordance with the Percentage Interest for each Shareholder as of the applicable date and time on all matters upon which Shareholders have the right to vote as set forth in this Agreement and provided under the Act; provided that, except as otherwise expressly set forth herein, to the maximum extent permitted by applicable Law, the holders of Class A-2 Common Shares shall vote together as a single class with the holders of Class A-1 Common Shares and Class A-3 Common Shares, on a pro rata basis in accordance with their respective Percentage Interests, on all matters properly submitted to the Shareholders for a vote and shall have no class or other special approval rights; provided, that nothing in this Section 5.1(c) shall be deemed to modify the rights of the Shareholders set forth in 4.11. Other than with respect to Distributions as set forth in Section 6.1(c), it is intended that the Class A-1 Common Shares, the Class A-2 Common Shares and the Class A-3 Common Shares have identical economic rights, as if they were of the same class. Notwithstanding any other provision in this Agreement, the Invoice Cloud Option Plan, the Company Option Plan or elsewhere to the contrary, in no event shall the Class A-2 Common Shares be subject to any call or other repurchase right at the option of the Company or any other Shareholder.

(d) Class A-3 Common Shares. The Class A-3 Common Shares shall have such rights to Distributions as may be authorized and set forth under this Agreement. The relative rights, powers, preferences, duties, liabilities and obligations of holders of the Class A-3 Common Shares shall be as set forth herein. On all matters properly submitted to the Shareholders for a vote, each holder of Class A-3 Common Shares shall be entitled to vote, in person or by proxy, on a pro rata basis in accordance with the Percentage Interest for each Shareholder as of the applicable date and time on all matters upon which Shareholders have the right to vote as set forth in this Agreement and provided under the Act; provided that, except as otherwise expressly set forth herein, to the maximum extent permitted by applicable Law, the holders of Class A-3 Common Shares shall vote together as a single class with the holders of Class A-1 Common Shares and Class A-2 Common Shares, on a pro rata basis in accordance with their respective Percentage Interests, on all matters properly submitted to the Shareholders for a vote and shall have no class or other special approval rights provided, further, that nothing in this Section 5.1(d) shall be deemed to modify the rights of the Shareholders set forth in 4.11. Other than with respect to Distributions as set forth in Section 6.1(c), it is intended that the Class A-1 Common Shares, the Class A-2 Common Shares and the Class A-3 Common Shares have identical economic rights, as if they were of the same class.

(e) Issuance of Additional Shares. Subject to Sections 4.11 and 5.3, the Company is authorized to issue Shares to any Person at such prices per Share as may be determined by the Board, and in exchange for contributions of cash or property, the provision of services or such other consideration (collectively, “Share Consideration”), as may be determined by the Board; provided, that any Shares issued to the General Atlantic Shareholder or any of its Affiliates shall be at fair market value, as determined by the Board. The number of Shares held by each Shareholder shall not be affected by any issuance by the Company of Shares to other Shareholders. The Board shall appropriately adjust the economic provisions of this Agreement in good faith and solely to the extent necessary (without affecting or altering the relative economic rights and preferences of the Class A-1 Common Shares, Class A-2 Common Shares and Class A-3 Common Shares vis-à-vis each other) to reflect the issuance of additional Shares pursuant to this Section 5.1(e), including by amending the distribution provisions of Section 6.1 and associated definitions, as necessary.

(f) Certificates; Legend. Unless and until the Board shall determine otherwise, the Shares shall be uncertificated and recorded in the books and records of the Company. In the sole discretion of the Board, the issued and outstanding Shares may be represented by certificates. In addition to any other legend required with respect to a particular class, group or series of Shares or pursuant to any other agreement among Shareholders and the Company, each such certificate shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, GRANTED A PARTICIPATION IN OR REFERENCE UNDER A DERIVATIVES CONTRACT OR ANY OTHER ARRANGEMENT, PLEDGED, MORTGAGED, ENCUMBERED OR OTHERWISE DISPOSED OF (“TRANSFERRED”) WITHOUT COMPLYING WITH THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT BY AND AMONG THE SHAREHOLDERS OF HANCOCK PARENT, LLC (THE “COMPANY”), AS IT MAY BE AMENDED OR RESTATED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE COMPANY. IN ADDITION TO THE RESTRICTIONS ON TRANSFER SET FORTH IN SUCH AGREEMENT, NO TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER (THE “ACT”), AND ALL APPLICABLE STATE SECURITIES LAWS OR (B) IF SUCH TRANSFER IS PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF THE AFORESAID AGREEMENT.”

5.2 Share Schedule. The number and type of Shares issued to Shareholders shall be listed on Schedule A hereto, which shall be amended from time to time as required to reflect issuances of Shares to Additional Shareholders, Transfers of Shares to Substitute Shareholders, acquisitions of additional Shares by Shareholders, repurchases of Shares and to reflect the cessation or withdrawal of Shareholders.

5.3 Preemptive Rights.

(a) General. Prior to the consummation of a Qualified IPO, each Lead Investor shall have the right to purchase (the “Preemptive Right”), (i) with respect to the issuance by the Company of additional Shares (including, subject to 4.11(a)(v), any Shares senior to the Common Shares), a number of such additional Shares as may be necessary in order to permit such Lead Investor to maintain its then current Fully Diluted Percentage as of immediately prior to such issuance, (ii) with respect to any other equity interests of any class, or interests convertible into or exercisable for such equity interests, to be issued by the Company, a number of such interests as is equal to the number of such interests to be issued, multiplied by such Lead Investor’s Fully Diluted Percentage as of immediately prior to such issuance and (iii) with respect to any equity interests of any class, or interests convertible into or exercisable for such equity interests, to be issued by a Company Subsidiary solely in the event of an issuance of such equity interests to the General Atlantic Shareholder or any of its Affiliates, a number of such interests as is equal to the number of such interests to be issued, multiplied by such Lead Investor’s Fully Diluted Percentage as of immediately prior to such issuance; provided, however, that no Lead Investor shall have a Preemptive Right with respect to (A) the issuance by the Company of any Shares or options or compensatory grants of Company securities to officers, Directors (other than the GA Directors), service providers (other than the General Atlantic Shareholder or any of its Affiliates) or employees of the Company or any Company Subsidiaries in respect of investments in or services rendered to the Company or any Company Subsidiary, (B) the issuance by the Company of Shares as consideration in any merger, consolidation or recapitalization involving the Company or a Company Subsidiary or as consideration for the acquisition by the Company or any Company Subsidiary of the assets or capital stock of any Person, (C) the issuance by the Company of Shares upon any conversion of options or other compensatory grants of Company securities, (D) the issuance by the Company of any Shares upon the exchange, conversion or exercise of debt or equity securities issued after the Merger Effective Time and in accordance with the terms of this Agreement and (E) the issuance by the Company to lenders or their Affiliates in connection with an arm’s length borrowing from a financial institution which is not a Shareholder or an Affiliate of a Shareholder or any owner of any Shares. Such Preemptive Right will be offered to each Lead Investor (such offer, the “Preemptive Rights Offer”) pursuant to a written notice from the Company offering such Lead Investor the Shares or other equity securities, on the same terms and conditions as offered to the other offeree(s) (such written notice, the “Preemptive Rights Notice”). The Preemptive Rights Notice will specify the material terms and conditions of the offering, including (x) the aggregate offering amount and offering price per Share or other equity securities and (y) the number of Shares or other equity securities proposed to be acquired by each proposed purchaser. Each Lead Investor will have twenty (20) days from the date of the delivery of the Preemptive Rights Notice to notify the Company in writing of its binding acceptance of such Preemptive Rights Offer (and the exercise of any oversubscription rights described in Section 5.3(c) with respect to all or any portion of the Shares or other equity securities which are offered to such Lead Investor pursuant to the Preemptive Rights Offer).

(b) Closing. If any Lead Investor entitled to the Preemptive Right hereunder elects to purchase Shares or other equity securities pursuant to this Section 5.3, the closing of the applicable Preemptive Rights Offer shall be consummated concurrently with the respective issuance of Shares or other equity securities to the other investors in such offering.

(c) Failure to Exercise. If any Lead Investor entitled to the Preemptive Right hereunder or any other Shareholder that the Board may elect to offer Preemptive Rights with respect to such issuance does not fully subscribe for its applicable share of such Preemptive Rights Offer within the applicable twenty (20) day period, then each other Lead Investor entitled to the Preemptive Right shall have the right to purchase up to the amount of such Lead Investor’s applicable share of the offering not subscribed for by such Lead Investor or other Shareholder (as set forth in such Lead Investor’s binding acceptance of the applicable Preemptive Rights Offer pursuant to Section 5.3(a)). If any portion of the Shares or other equity securities subject to the Preemptive Rights Offer have not been fully subscribed by a Lead Investor within the twenty (20) day period after the delivery of the Preemptive Rights Offer, then the Company shall have the right to issue such portion of the Shares or other equity securities on the terms and conditions set forth in the Preemptive Rights Notice, pursuant to a definitive agreement to be entered into no later than ninety (90) days after the date of the notice delivered pursuant to the preceding sentence. For the avoidance of doubt, the failure by any Lead Investor to exercise its Preemptive Right in any one issuance shall not affect such Lead Investor’s Preemptive Right as to any future issuances. Notwithstanding anything to the contrary contained herein, if time requires, the Preemptive Right of any Lead Investor entitled to Preemptive Rights hereunder shall be deemed satisfied if the Company provides (or causes to be provided) each Lead Investor entitled to Preemptive Rights hereunder the right to purchase from the Company or any Person within thirty (30) days after the issuance giving rise to the Preemptive Right, the same amount of Shares or other equity interests that such Shareholder would have the right to purchase under Section 5.3(a) if the Preemptive Right had been offered prior to or concurrently with such issuance, without any change to the allocation or economic or other terms.

(d) Accredited Investor. Notwithstanding anything to the contrary in this Section 5.3, in no event shall a Lead Investor have a Preemptive Right if such Lead Investor is not, at the time of such issuance, an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) or if the issuance of additional Shares or any other equity interests of any class, or interests convertible into or exercisable for such equity interests to such Lead Investor would require registration under the Securities Act.

5.4 No Withdrawal of Capital Contributions. Except upon a dissolution and liquidation of the Company effected in accordance with ARTICLES X and XI, no Shareholder shall have the right to withdraw its Capital Contributions from the Company.

5.5 No Additional Capital Contributions. No Shareholder shall be obligated to make any Additional Capital Contributions to the Company. Except with the approval of the Board and subject to compliance with Section 5.3, no Shareholder shall be permitted to make any Additional Capital Contribution to the Company.

ARTICLE VI

DISTRIBUTIONS

6.1 Distributions.

(a) General. Distributions shall be made to the Shareholders pursuant to this Section 6.1 at such times and in such amounts as the Board shall determine in its sole discretion (provided, however, that distributions pursuant to Section 6.1(c) shall be made as promptly as reasonably practicable following receipt of any Capital Proceeds).

(b) Distributions of Available Cash. Subject to the provisions of Sections 6.1, 6.3, 6.4 and 6.5, all Distributions (prior to an Exit Event) shall be distributed to the holders of Common Shares, pro rata among such holders in accordance with their respective Percentage Interests.

(c) Distributions in Connection with and/or Following An Exit Event. Subject to the provisions of Sections 6.1, 6.3, 6.4 and 6.5, all Distributions of Capital Proceeds in connection with and/or following an Exit Event shall be distributed in the following order of priority:

(i) First, to the holders of Common Shares, pro rata among such holders in accordance with their respective Percentage Interests, until the cumulative Distributions distributed in respect of the Closing Class A-1 Common Shares pursuant to this Section 6.1(c)(i), together with (but without duplication of) all other Proceeds received by the General Atlantic Shareholder in respect of the Closing Class A-1 Common Shares (including prior to such Exit Event), equals $889,128,221.82; and

(ii) Second, to the holders of Common Shares, pro rata among such holders in accordance with their respective Percentage Interests until the cumulative distributions attributable to the Closing Class A-1 Common Shares pursuant to this Section 6.1(c)(ii) equal the CVR Amount less the aggregate Forfeited CVR Bonus Amount; provided, that Distributions pursuant to this Section 6.1(c)(ii) attributable to the Closing Class A-1 Common Shares as of the applicable date of determination shall not be made to the General Atlantic Shareholder, but shall instead be distributed as follows:

A. the Rollover Share Percentage shall be distributed to the holders of the Class A-2 Common Shares, pro rata among such holders in accordance with the Rollover Shareholder Pro Rata Portions attributable to such Class A-2 Common Shares; and

B. the Assumed Option Percentage shall be retained by the Company (for payment to holders of outstanding CVR Bonus Awards).

(iii) Thereafter, to the holders of Common Shares, pro rata among such holders in accordance with their respective Percentage Interests.

Each holder of the Shares acknowledges that in the event of a Transfer of Closing Class A-1 Common Shares by the General Atlantic Shareholder in connection with or following an Exit Event, and the Proceeds that would otherwise have been received by the General Atlantic Shareholder in such Transfer of Closing Class A-1 Common Shares would have resulted in payments to the holders of Class A-2 Common Shares and/or the Company, as applicable, pursuant to Section 6.1(c)(ii) if such Proceeds (and all other amounts received in Transfers by other holders, whether previously or simultaneously) had been received and distributed by the Company in accordance with Section 6.1(c), then such Proceeds shall be paid in accordance with Section 6.1(c)(ii). Notwithstanding anything herein to the contrary, in no event shall the amounts payable to the Company and/or the holders of the Class A-2 Common Shares pursuant to Section 6.1(c)(ii) (including any deemed payments pursuant to the immediately preceding sentence) exceed the CVR Amount less the aggregate Forfeited CVR Bonus Amount.

(d) Set-Off. The payment of Distributions to a Shareholder pursuant to this Section 6.1 shall not be subject to any set-off, counterclaim, recoupment, defense, or other right that the Company or any Company Subsidiary may have against the Shareholder, other than as required under applicable Law.

6.2 No Right to Distributions. No Shareholder shall have the right to demand or receive Distributions of any amount, except as expressly provided in this ARTICLE VI.

6.3 Withholding. The Company is hereby authorized and directed to withhold from any Distribution made to a Shareholder the amount of taxes required to be withheld or paid by the Company under applicable Law with respect to such Distributions as levied by any federal, state, local or foreign taxing authority. Subject to the following sentence, any amount so withheld shall be treated as a Distribution to such Shareholder under Section 6.1(b) and shall reduce the amount otherwise distributable to such Shareholder thereunder. If Distributions with respect to any Shareholder under Section 6.1(b) are insufficient to cover the amount of taxes required to be withheld or paid by the Company pursuant to this Section 6.3, the Shareholder to which such taxes relate shall be obligated to indemnify the Company for such taxes in excess of Distributions.

6.4 Restrictions on Distributions. The foregoing provisions of this ARTICLE VI to the contrary notwithstanding, no Distribution shall be made if, and for so long as, and to the extent that, such Distribution would violate any Law then applicable to the Company or to the extent that such Distribution, as a whole, and not with respect to any particular component of such Distribution or with respect to any particular Person to receive such Distribution, would violate any contractual covenant or agreement between the Company or any Company Subsidiary and any third-party lender or other bona fide third party source of financing.

6.5 Determinations by the Board. All matters concerning the adoption of any accounting procedures not expressly provided for by the terms of this Agreement shall be reasonably determined by the Board in good faith.

6.6 No Distributions with Respect to Options. A Shareholder or Rollover Participant holding a Company Option shall only be entitled to receive a Distribution in respect of such Company Option only upon the vesting and exercise of such option. The Board may, acting in good faith, make equitable adjustments to the exercise price of such options to reflect Distributions made pursuant to Section 6.1(b); provided, however, that, in the event such reduction in the exercise price is not permitted by Section 409A or Section 424 of the Code, such amount shall be paid to the Optionholder in cash.

6.7 Partnership Reorganizations. Subject to Section 9.1(a), the Company will not elect to be, or reorganize, merge or consolidate in any manner that would result in the Company (or its successor) being, taxed as a partnership without the prior written approval of the Summit Shareholders.

ARTICLE VII

ACCOUNTS

7.1 Books. The Board shall cause to be maintained complete and accurate books of account of the Company’s affairs at the Company’s principal place of business. Such books shall be kept on such method of accounting as the Board shall select. For purposes of the Company’s financial statements, the Company’s assets and liabilities and statements of operations and cash flows shall be prepared in conformity with GAAP. The Company’s accounting period shall be as determined by the Board.

7.2 Reports; Information Rights.

(a) General. The books of account of the Company shall be closed after the close of each Fiscal Year. Each of the Lead Investors shall be entitled to receive (i) audited annual consolidated GAAP financial statements of the Company as promptly as practicable after the end of each Fiscal Year of the Company, (ii) unaudited quarterly consolidated GAAP financial statements of the Company as promptly as practicable after the end of each fiscal quarter of the Company and (iii) unaudited monthly consolidated GAAP financial statements of the Company as promptly as practicable after the end of each calendar month, and for the avoidance of doubt, the information required to be provided in each of clauses (i) through (iii) above shall be provided to the General Atlantic Shareholder and the Major Investors substantially simultaneously.

(b) Additional Information Rights. In addition to Section 7.2(a), each of the Summit Shareholders, Robert P. Bennett and John K. Burgess shall be entitled to the following information so long as such Shareholder (together with such Shareholder’s Permitted Transferees) holds at least twenty percent (20%) of the Common Shares held by such Shareholder immediately following the Merger Effective Time: (i) the Budget for each fiscal year, which the Company shall provide or cause to be provided to the foregoing Shareholders and the General Atlantic Shareholder at least seven (7) Business Days prior to the Budget coming formally before the Board and (ii) any additional information or reports, including M&A target summaries, that are provided by the Company or the Company Subsidiaries to the General Atlantic Shareholder, substantially simultaneously with the provision of such information or reporting to the General Atlantic Shareholder.

(c) Limitations on Information Rights. Notwithstanding anything to the contrary in this Section 7.2, (i) to the extent that any Founder Investor is, directly or indirectly, an employee, officer, director, trustee, member, shareholder, consultant, owner or partner of, or otherwise performs services for, a Competitor of the Company or any Company Subsidiary, such Founder Investor shall not be entitled to receive any materials, reports or information otherwise required to be provided hereunder to the extent any such materials, reports or information are determined by the Board in good faith to constitute competitively sensitive information with respect to such

Competitor; provided, that the foregoing restrictions shall not apply to ownership of less than five percent (5%) of the outstanding securities of any class of any publicly-traded securities of a corporation that is a Competitor so long as such Founder Investor does not, directly or indirectly, have any active participation in the management or other business of such corporation, and (ii) any Founder Investor who is in material breach of any noncompetition, non-solicitation, non-disclosure or other restrictive covenant applicable to such Founder Investor pursuant to this Agreement or such Founder Investor’s employment agreement (or any release executed in connection with the termination thereof) shall not be entitled to receive any materials, reports or information otherwise required to be provided hereunder. Upon the request of the Board in good faith, each Shareholder shall provide the Company with such non-confidential information concerning such Shareholder as is reasonable necessary for the Company to comply, or determine its compliance, with any laws or regulations applicable to it (including the Investment Company Act and tax Laws). Each Shareholder, other than the General Atlantic Shareholder and the Summit Shareholder, irrevocably waives any rights to information from the Company provided under Section 18-305 of the Act. Notwithstanding anything to the contrary set forth herein, all rights set forth in this Section 7.2 shall be suspended any time the Company is a reporting company under the Exchange Act or otherwise provides to the general public substantially similar reporting as required by the Exchange Act for reporting companies.

7.3 Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement purposes shall be determined by the Board from time to time.

ARTICLE VIII

TRANSFER OF SHARES IN THE COMPANY

8.1 Prohibition.

(a) Common Shares. Until the earlier of (x) the date that is the three (3) year anniversary of the date of the Merger or (y) immediately prior to the consummation of a Qualified IPO, each Rollover Shareholder and Other Shareholder shall hold its Shares (including any Shares issued upon the exercise of the Company Options) and shall not Transfer or in any way alienate any of such Shares, or any right or interest therein, other than Transfers (i) to the Company or the General Atlantic Shareholder; (ii) of such Shares to a Tag-Along Purchaser pursuant to Section 8.10; (iii) of Drag-Along Shares to a Drag-Along Purchaser pursuant to Section 8.12; (iv) of such Shares to a Permitted Transferee of such Shareholder; or (v) with the prior written consent of the General Atlantic Shareholder in its sole discretion (each of clauses (i)-(v) and “Exempt Transfer”). For the avoidance of doubt, the General Atlantic Shareholder and its transferees shall not be subject to any restrictions on Transfer under this Section 8.1(a).

(b) Any attempted Transfer of Shares by any Shareholder, other than in strict accordance with this ARTICLE VIII, shall be null and void ab initio and the purported transferee shall have no rights as a Shareholder or Assignee hereunder. No Shareholder shall avoid the provisions of this Agreement by making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee, and any Transfer or attempted Transfer in violation of this covenant shall be null and void ab initio. If any Rollover Shareholder or Other Shareholder wishes to Transfer Shares (other than Transfers to a Tag-Along Purchaser or Drag-Along Purchaser), such Shareholder shall give notice to the Company and the General Atlantic Shareholder of its intention to make such a Transfer not less than twenty (20) Business Days prior to effecting such Transfer, which notice shall state the name and address of each transferee to whom such Transfer is proposed, the relationship of such transferee to such Shareholder, the number of Shares proposed to be Transferred to such transferee and the price and other material terms and conditions of the Transfer. If a Rollover Shareholder or Other Shareholder is a natural person and resident of a community property jurisdiction as of the Effective Date, becomes a resident of such jurisdiction at any time hereafter, marries while such Shareholder is a resident of such a state, or such Shareholder’s spouse resides or hereafter resides in a community property jurisdiction, then, at the request of the Board, such Shareholder shall cause his or her spouse to also execute and deliver this Agreement and thereby agree to be bound by its terms to the extent of her or his community property or quasi-community property interest, if any, in such Shareholder’s Shares.

(c) Authorized Transfer. Any Transfer allowed under this Section 8.1, including any Transfer occurring in connection with, on, or after the consummation of a Qualified IPO, is referred to herein as an “Authorized Transfer”.

8.2 Conditions to Authorized Transfers.

(a) Without limiting the restrictions on Transfer and other terms of Section 8.1, a Shareholder shall be entitled to make an Authorized Transfer only upon satisfaction of each of the following conditions, unless waived by the Board in good faith:

(i) such Transfer does not require the registration or qualification of such Shares pursuant to any applicable federal or state securities Laws;

(ii) such Transfer does not result in a violation of applicable Laws;

(iii) such Transfer would not cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c));

(iv) such Transfer would not, on the advice of legal counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

(v) such Transfer is not made to any Person who lacks the legal right, power or capacity to own Shares;

(vi) such Transfer would not cause the Company to have more than five hundred (500) Shareholders;

(vii) such Transfer does not cause the Company to become a reporting company under the Exchange Act;

(viii) such Transfer does not subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA;

(ix) such Transfer is not made to a Person that is a Competitor of the Company;

(x) such Transfer is to an “accredited investor” (as defined in Regulation D promulgated under the Securities Act) and would not disqualify the Company from being able to rely on Rules 506(b) or 506(c) of Regulation D under the Securities Act;

(xi) such Transfer is not made to any Person who is subject to a “statutory disqualification,” as defined in Section 3(a)(39) of the Exchange Act, or any other disqualification or deficiency that would be a basis for censure, suspension or revocation of the registration of the Company, or that would limit the activities, functions or operations of the Company;

(xii) such Transfer is not made to any Person who would subject the Company to the “bad actor” disqualification provisions in Rule 506(d) of Regulation D of the Securities Act, and

(xiii) the Board receives written instruments that are in a form reasonably satisfactory to the Board in good faith (consisting of (A) copies of any instruments of Transfer, (B) such Assignee’s consent to be bound by this Agreement as an Assignee, and (C) if reasonably requested by the Board in good faith, an opinion of counsel to such Assignee, in form and substance reasonably acceptable to the Board in good faith, to the effect that the conditions set forth in subsections (i)-(xii) above have been satisfied).

(b) Notwithstanding anything in Section 8.2(a) to the contrary, none of the conditions set forth in Section 8.2(a) shall apply to the following types of Transfers by Shareholders: (i) any Transfer of Shares or other securities of the Company to a Company Offeror that is formed for the purpose of engaging in an IPO or that otherwise acts as the issuer in an IPO, (ii) any Transfer of Shares or other securities of any Company Offeror that is formed for the purpose of engaging in an IPO or that otherwise acts as the issuer in an IPO, (iii) any Transfer of Shares in connection with an IPO or following a Qualified IPO, (iv) any Transfer of Shares to a Tag-Along Purchaser or (v) any Transfer of Shares to a Drag-Along Purchaser.

8.3 Effect of Transfers.

(a) Upon any Transfer effected in compliance with this ARTICLE VIII (other than Authorized Transfers to a Permitted Transferee), the Assignee of the transferred Shares shall be entitled to receive the Distributions to which the transferring Shareholder would be entitled with respect to such Shares, but shall not be entitled to exercise any of the other rights of a Shareholder with respect to the transferring Shareholder’s Shares, including the right to vote, unless and until such Assignee is admitted to the Company as a Substitute Shareholder pursuant to Section 8.5.

(b) Upon any Authorized Transfer to a Permitted Transferee, the Assignee of the transferred Shares shall be entitled to all rights of the transferor with respect to the transferred Shares and shall become a Substitute Shareholder hereunder subject to such Permitted Transferee’s compliance with Section 8.2.

8.4 Admission of Additional Shareholders. A Person shall become an Additional Shareholder pursuant to the terms of this Agreement only if and when each of the following conditions is satisfied:

(a) the Board consents in writing to such admission in its sole discretion;

(b) the Board, in its sole discretion subject to Section 5.1(e), determines the nature and amount of the Share Consideration to be paid by such Person;

(c) the Board, in its sole discretion, has received, on behalf of the Company, such Person’s Share Consideration payable to the Company; and

(d) the Board receives written instruments (including such Person’s consent to be bound by this Agreement as a Shareholder) that are in a form satisfactory to the Board in its sole discretion.

8.5 Admission of Assignees as Substitute Shareholders. Except as otherwise provided in Section 8.3(b), and subject in each case to Section 8.1, an Assignee of all or any portion of the Shares of a Shareholder shall become a Substitute Shareholder of the Company only if and when all of the following conditions are satisfied:

(a) the Board consents in writing to such admission, which consent may be given or withheld, or made subject to such conditions, as are reasonably determined in good faith by the Board; provided, that no rights granted to any Shareholder pursuant to Section 4.1(b), Section 4.1(c), Section 4.1(f), Section 4.11, Section 7.2(b), the second sentence of Section 8.13(a) or the second proviso of Section 9.1(a) shall be Transferred to any Assignee at any time without the prior written consent of the Board; and

(b) the Board receives written instruments (including such Assignee’s consent to be bound by this Agreement as a Shareholder) that are in a form reasonably satisfactory to the Board in good faith.

8.6 Cessation of Shareholder.

(a) Events Resulting in Cessation of Shareholder. Any Shareholder shall cease to be a Shareholder of the Company upon the earliest to occur of any of the following events:

(i) such Shareholder’s withdrawal from the Company pursuant to Section 8.7(a); or

(ii) as to any Shareholder that is not an individual, the filing of a certificate of dissolution, or its equivalent, for such Shareholder.

(b) Upon any Shareholder ceasing to be a Shareholder pursuant to Section 8.6(a), such Shareholder or its successor in interest shall become an Assignee of its Shares, entitled to receive the Distributions to which such Shareholder would have been entitled as a Shareholder with respect to such Shares but shall not be entitled to exercise any of the other rights of a Shareholder in, or have any duties or other obligations of a Shareholder with respect to, such Shares unless and until such Assignee has been admitted as a Substitute Shareholder in accordance with Section 8.5. No such Shareholder shall have a right to a return of its Capital Contribution.

8.7 Withdrawal of Shareholders Upon Transfer.

(a) If a Shareholder has Transferred all of its Shares in one or more Authorized Transfers or otherwise in compliance with this Agreement, then such Shareholder shall withdraw from the Company on the date upon which each Assignee of such Shares has been admitted as a Substitute Shareholder in accordance with Section 8.3(b) or Section 8.5, and such Shareholder shall no longer be entitled to exercise any rights or powers of a Shareholder under this Agreement.

(b) No Shareholder shall have the right to withdraw from the Company other than pursuant to Section 8.7(a).

8.8 Exit Rights. If neither (a) in a single transaction or a series of related transactions, including any combination of the following (i) any merger, tender offer or other business combination in which Persons other than the Shareholders immediately after the Merger Effective Time and their Permitted Transferees acquire all or substantially all of the equity securities of the Company or the surviving Person, as applicable immediately following the closing of such transaction, (ii) any voluntary sale of voting securities by the Shareholders to any Person in which the Shareholders sell all or substantially all of the voting securities of the Company, or (iii) any sale, transfer or other disposition of all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, in no event shall a transfer of the voting securities of the Company between or among the General Atlantic Shareholder or any Permitted Transferees be considered for purposes of determining whether this clause (a) has occurred; nor (b) a Qualified IPO has occurred on or prior to the date that is the three (3) year anniversary of the date of the Merger, from and after such date, so long as the Major Investors own, in the aggregate, at least fifty percent (50%) of the Class A-2 Common Shares held by the Major Investors immediately following the Merger Effective Time, the Major Investors shall have the right, which may be exercisable no more than once in any twelve (12) -month period, and shall be exercised by the Major Investors holding at least a majority of the Class A-2 Common Shares, to request in writing that the Company assist (and upon such request the Company shall, and shall cause the Company Subsidiaries to, assist at its own expense) in the marketing of the Shares held by the Major Investors for sale to one or more third parties, where such sale would reasonably be expected to result in proceeds to the selling Major Investors of at least $100 million in the aggregate (a “Major Investor Sale”), including by provision of confidential information and participation in management presentations by officers and employees of the Company and the Company Subsidiaries; provided, further, that (x) the provision of any confidential information, participation in management presentations and any other assistance in connection with a “due diligence” investigation shall be subject to the execution by such potential purchaser non-disclosure agreements with customary terms that are reasonably satisfactory to the Company, (y) the Company and the Company Subsidiaries shall not be required pursuant to this Section 8.8 to render any assistance or take any action pursuant this Section 8.8 that would be commercially unreasonable and (z) the Company and the Company Subsidiaries may cease such assistance six (6) months after the receipt of the Major Investor’s written request unless the Major Investors have signed definitive documentation with respect to a Major Investor Sale.

8.9 Right of First Offer.

(a) Offering Notice. If at any time prior to the consummation of a Qualified IPO, a Rollover Shareholder or an Other Shareholder (a “ROFO Seller”) wishes to transfer all or any portion of its, his or her Shares to any Person (other than with respect to an Exempt Transfer) (whether or not identified at the time the Offering Notice is delivered, a “ROFO Purchaser”), such ROFO Seller shall offer such Shares to the Company by sending written notice (an “Offering Notice”) to the Company, which shall state the number of Shares proposed to be transferred (the “ROFO Offered Shares”), the proposed per Share purchase price for the ROFO Offered Shares and any written offers (whether or not any such written offer specified a price), if any, which the ROFO Seller has already received from a third party. The Company shall promptly deliver a copy of the Offering Notice to the each Lead Investor that is not the ROFO Seller (the “ROFO Rightholders”).

(b) ROFO to Company; Exercise. For a period of twenty (20) days after the giving of the Offering Notice pursuant to Section 8.9(a) (for the purpose of this Section 8.9, the “Negotiation Period”), at the written election of the Company, the Company and the ROFO Seller shall negotiate in good faith and, if there is agreement on price, use commercially reasonable efforts to reach a binding agreement on the price and other terms at which the ROFO Seller would sell all of the ROFO Offered Shares in the Offering Notice to the Company. If such a binding agreement (a “First Offer Agreement”) is not entered into by the Company and the ROFO Seller within such Negotiation Period, then the ROFO Seller may make a bona fide, irrevocable (during the Company ROFO Period) offer to sell all (but not less than all) of the ROFO Shares specified in the Offering Notice (such a bona fide offer to sell all such ROFO Offered Shares, a “ROFO Seller Offer”) by delivering written notice of such offer to the Company as soon as practicable but in any event within twenty five (25) days after the delivery of the Offering Notice (the “Election Period”), disclosing in reasonable detail the proposed terms and conditions

(including the offer price) of the ROFO Seller’s offer in a binding commitment (if accepted by the Company within ninety (90) days) to sell all (but not less than all) of the ROFO Offered Shares. If within the Election Period the ROFO Seller has offered to sell all the Offered Shares to the Company in a ROFO Seller Offer, the ROFO Seller may, within ninety (90) days after receipt of the ROFO Seller Offer (a “Company ROFO Period”), accept the ROFO Seller Offer. If the Company accepts the ROFO Seller Offer within the Company ROFO Period or the Company and the ROFO Seller reached a First Offer Agreement, then the ROFO Seller and the Company shall be bound, and the Transfer of the ROFO Offered Shares to the Company shall be consummated as soon as practical after the delivery of the ROFO Seller’s acceptance of the ROFO Seller Offer or after such First Offer Agreement was reached, but in any event within ninety (90) days after the acceptance of the ROFO Seller Offer or such First Offer Agreement (which is up to one hundred and twenty (120) days after the end of the Negotiation Period). The Company may waive its rights under this Section 8.9(b) prior to the expiration of the Election Period by giving written notice to the ROFO Seller, with a copy to the ROFO Rightholders.

(c) ROFO to Rightholders; Exercise. If no First Offer Agreement has been reached and either the ROFO Seller has not made a ROFO Seller Offer or the Company has not accepted any ROFO Seller Offer made, then, for a period of fifteen (15) days after the earlier to occur of (x) the expiration of the Election Period and (y) the date upon which the Company shall have received written notice from the ROFO Seller of its waiver of the right to make a ROFO Seller Offer pursuant to Section 8.9(b) (for the purpose of Section 8.9, the “ROFO Rightholder Offer Period”), each of the ROFO Rightholders shall have the right, at is election, to negotiate with the ROFO Seller as if such ROFO Rightholder was the Company in accordance with Section 8.9(b), to purchase (individually or with other ROFO Rightholders) all (but not less than all) of the ROFO Offered Shares at a price per Share at least equal to the price included in the ROFO Seller Offer (if any). If a First Offer Agreement is not entered into by any ROFO Rightholders and the ROFO Seller within such ROFO Rightholder Offer Period, then the ROFO Seller may make a bona fide, irrevocable (during the ROFO Rightholder Period) offer to sell all (but not less than all) of the ROFO Shares specified in the Offering Notice at a price per Share at least equal to the price included in the ROFO Seller Offer (if any) (such a bona fide offer to sell all such ROFO Offered Shares, a “Rightholder Offer”) by delivering written notice of such offer to the ROFO Rightholders, with a copy to the Company, as soon as practicable but in any event within twenty (20) days after the commencement of the ROFO Rightholder Offer Period, disclosing in reasonable detail the proposed terms and conditions (including the offer price) of the ROFO Seller’s offer in a binding commitment (if accepted by the ROFO Rightholders within ninety (90) days) to purchase all (but not less than all) of the ROFO Offered Shares. If within the twenty (20) days after the commencement of the ROFO Rightholder Offer Period the ROFO Sellers have made a Rightholder Offer to sell all of the Offered Shares, the ROFO Rightholders may, within ninety (90) days after receipt of the Rightholder Offer (a “ROFO Rightholder Period”), accept the Rightholder Offer. If the ROFO Rightholders accept the Rightholder Offer within the ROFO Rightholder Period or the purchasing ROFO Rightholders and the ROFO Seller reached a First Offer Agreement, then the ROFO Seller and the purchasing ROFO Rightholders shall be bound, and the Transfer of the ROFO Offered Shares to the purchasing ROFO Rightholders shall be consummated as soon as practical after the delivery of the ROFO Rightholders’ acceptance of the Rightholder Offer or after such First Offer Agreement was reached, but in any event within ninety (90) days after the acceptance of the Rightholder Offer or such First Offer Agreement. Any ROFO Rightholder may waive its rights under this Section 8.9(c) prior to the expiration of the ROFO Rightholder Offer Period by giving written notice to the ROFO Seller, with a copy to the Company. If multiple ROFO Rightholders have accepted the Rightholder Offer, then the ROFO Offered Shares shall be allocable among all such accepting ROFO Rightholders in accordance with such ROFO Rightholders’ Fully Diluted Percentages.

(d) Closing. The closing of the purchases of ROFO Offered Shares subscribed for by the Company under Section 8.9(b) or any of the ROFO Rightholders under Section 8.9(c) shall be held at the executive office of the Company at 11:00 a.m., local time, on a date mutually agreed but no later than the stated deadline (plus such number of additional days (if any) necessary to obtain any consents or approvals or allow the expiration or termination of all waiting periods under applicable Law) or at such other time and place as the parties to the transaction may agree. At such closing, the ROFO Seller shall deliver certificates (if any) representing the ROFO Offered Shares, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such ROFO Offered Shares shall be free and clear of any Liens (other than transfer restrictions arising hereunder and those attributable to actions by the purchasers thereof) and the ROFO Seller shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such ROFO Offered Shares. At the closing, the Company or each ROFO Rightholder, as the case may be, purchasing such ROFO Offered Shares shall deliver payment in full in immediately available funds for the ROFO Offered Shares purchased by it. At such closing, all of the parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(e) Sale to a ROFO Purchaser. Unless the ROFO Seller has agreed with either the Company or the ROFO Rightholders to sell all of the ROFO Offered Shares under Sections 8.9(b) and 8.9(c), the ROFO Seller may sell all, but not less than all, of the ROFO Offered Shares to any ROFO Purchaser, subject to the immediately following proviso in this sentence, on terms and conditions not materially more favorable to the ROFO Purchaser in the aggregate than those set forth in the last to occur of the Offering Notice, the ROFO Seller Offer (if any) or the Rightholder Offer (if any); provided, that the ROFO Seller shall be permitted to sell such ROFO Offered Shares at a price per Share equal to 92.5% or greater of the highest of the (A) per Share price in the Offering Notice, (B) the per Share price offered by the Company pursuant to Section 8.9(b) or (C) the per Share price offered by the ROFO Rightholders pursuant to Section 8.9(c); provided, further, that (i) such sale is consummated within six (6) months (plus such number of additional days (if any) necessary to obtain any consents or approvals or allow the expiration or termination of all waiting periods under applicable Law) after the earlier to occur of (x) the waiver by the Company and all of the ROFO Rightholders of their options to make offers to purchase the ROFO Offered Shares and (y) the 90th day after delivery of the Offering Notice, and (ii) such sale shall not be consummated unless prior to the purchase by the ROFO Purchaser of any of such ROFO Offered Shares, such ROFO Purchaser shall become a party to this Agreement (and the Company shall admit any such ROFO Purchaser as a Substitute Shareholder, succeeding to the rights and obligations of the ROFO Seller hereunder) and shall agree to be bound by the terms and conditions hereof in accordance with Section 8.5. If such sale is not consummated within such six-month period (plus such number of additional days (if any) necessary to obtain any consents or approvals or allow the expiration or termination of all waiting periods under applicable Law) for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such ROFO Offered Shares may be made thereafter by the ROFO Seller without again offering the same to the Company and the ROFO Rightholders in accordance with this Section 8.9. No ROFO Seller shall take any action that is governed by the provisions of this Section 8.9 more than once in a six (6) month period.

8.10 Tag-Along Rights.

(a) General. Subject to the provisions of Section 8.1 (if such Tag-Along Seller is not the General Atlantic Shareholder) and subject to, and following compliance with, the provisions of this Section 8.10, if applicable, if at any time prior to the consummation of a Qualified IPO, the General Atlantic Shareholder or a Rollover Shareholder (the “Tag-Along Seller”) proposes to Transfer Shares (including Common Shares issued upon the exercise of any Company Assumed Options that are exercisable at the consummation of such Transfer of such Common Shares) (the “Offered Shares”) held by such Shareholder to a Person other than a Permitted Transferee (the “Tag-Along Purchaser(s)”), but excluding (i) any Transfer of Shares that, in the aggregate for all such Transfers, do not represent more than five percent (5%) of the issued and outstanding Shares as of the applicable date, and (ii) any Transfer of Drag-Along Shares to a Drag-Along Purchaser pursuant to Section 8.12, then each other Rollover Shareholder and the General Atlantic Shareholder (in each case, other than the Tag-Along Seller) (each, a “Tag-Along Rightholder”) shall have the right to sell to such Tag-Along Purchaser that number of Shares (including Common Shares issued upon the exercise of any Company Assumed Options that are exercisable at the consummation of such Transfer of Shares) (collectively the “Tag-Along Shares”) held by such Tag-Along Rightholder equal to that percentage of the Offered Shares determined by dividing (1) the total number of Shares (assuming all Company Options held by such Shareholder were vested and exercised as of such date) then owned by such Tag-Along Rightholder by (2) the sum of (x) the total number of Shares (assuming all Company Options held by such Shareholder were vested and exercised as of such date) then owned by all such Tag-Along Rightholders exercising their rights pursuant to this Section 8.10 and (y) the total number of Shares (assuming all Company Options held by such Shareholder were vested and exercised as of such date) then owned by the Tag-Along Seller, upon the terms and conditions set forth in the Sale Notice and at a price equal to what Shareholders would receive under Section 6.1(c) if the entire equity value implied by the amount in the Sale Notice were distributed in a liquidation of the Company pursuant to ARTICLE XI (including the right to elect the same form of consideration as the Tag-Along Seller, if applicable); provided, that the proviso in Section 6.1(c)(ii) (including subparagraphs A and B) shall not apply until the General Atlantic Shareholder has actually received Proceeds equaling the amount set forth in Section 6.1(c)(i). For purposes allocating consideration as between the Common Shares and any other class or series of Shares, the number of Shares of any class or series other than Common Shares shall be deemed the number of Common Shares (or proportionate Shares entitled to residual economics) or, if not so converted, a number proportionate to relative equity value. The Tag-Along Seller and the Tag-Along Rightholder(s) exercising their rights pursuant to this Section 8.10 shall effect the sale of the Offered Shares and such Tag-Along Rightholder(s) shall sell the number of Tag-Along Shares required to be sold by such Tag-Along Rightholder(s) pursuant to this Section 8.10, and the number of Offered Shares to be sold to such Tag-Along Purchaser by the Tag-Along Seller shall be reduced accordingly.

(b) Procedure. The Tag-Along Seller shall give notice (the “Sale Notice”) to each Tag-Along Rightholder of each proposed sale by it of Offered Shares which gives rise to the rights of the Tag-Along Rightholders set forth in this Section 8.10 at least twenty (20) days prior to the proposed consummation of such sale, setting forth the name of such Tag-Along Seller, the number of Offered Shares, the name and address of the proposed Tag-Along Purchaser, the proposed amount and form of consideration and terms and conditions of payment offered by such Tag-Along Purchaser and allocable to such Tag-Along Rightholder, the percentage of Tag-Along Shares that such Tag-Along Rightholder may sell to such Tag-Along Purchaser (determined in accordance with Section 8.10(a)), and a representation that such Tag-Along Purchaser has been informed of the “tag-along” rights provided for in this Section 8.10 and has agreed to purchase Tag-Along Shares in accordance with the terms hereof, or, alternatively, concurrently with any sale to a Tag-Along Purchaser, the Tag-Along Seller purchases (on the same terms and conditions on which such Common Shares were sold to the Tag-Along Purchaser) the number of Common Shares from the other Tag-Along Rightholders which the Tag-Along Rightholders would have been entitled to sell pursuant to this Section 8.10. The tag-along rights provided by this Section 8.10 must be exercised by any Tag-Along Rightholder wishing to sell its Tag-Along Shares within fifteen (15) days following receipt of the Sale Notice, by delivery of a written notice to the Tag-Along Seller indicating such Tag-Along Rightholder’s wish to exercise its rights and specifying the number of Tag-Along Shares (up to the maximum number of Tag-Along Shares owned by such Tag-Along Rightholder required to be purchased by such Tag-Along Purchaser) it wishes to sell. The failure of a Tag-Along Rightholder to respond within such fifteen (15)-day period shall be deemed to be a waiver of such Tag-Along Rightholder’s rights under this Section 8.10. Any Tag-Along Rightholder may waive its rights under this Section 8.10 prior to the expiration of such fifteen (15)-day period by giving written notice to the Tag-Along Seller, with a copy to the Company.

(c) Failure to Exercise. If any Tag-Along Rightholder does not exercise its right to participate in such sale, the Tag-Along Seller shall have one-hundred and twenty (120) days (plus such number of additional days (if any) necessary to obtain any consents or approvals or allow the expiration or termination of all waiting periods under applicable Law) from the date of such Sale Notice to consummate the transaction on terms not materially more favorable to the Tag-Along Seller in the aggregate than those set forth in the Sale Notice without being required to provide an additional Sale Notice to the Tag-Along Rightholders.

(d) Representations. In furtherance and not in limitation of the foregoing, each Shareholder exercising its right to sell Tag-Along Shares pursuant to this Section 8.10 shall (i) make the same representations, warranties, covenants, indemnities and agreements (and shall be subject on a pro rata basis based on the proceeds payable to each Shareholder in such transaction to the same escrow or other holdback arrangements) as made by the Tag-Along Seller in connection with the Tag-Along Seller’s Transfer of Tag-Along Shares to the Tag-Along Purchaser(s) and (ii) agree to the same terms and conditions to the Transfer as those to which the Tag-Along Seller agrees (other than allocation of proceeds as contemplated hereby). Notwithstanding the foregoing, all such representations, warranties, covenants, indemnities and agreements shall be made by the Tag-Along Seller and each Shareholder Transferring Tag-Along Shares severally, and not jointly, and any liability for breach of any representations, warranties, covenants and agreements related to the Company (but, for the avoidance of doubt, not those representations relating to ownership of Tag-Along Shares, the capacity of a Tag-Along Seller to sell Shares, due authority of a Tag-Along Seller to execute the transaction or the absence of liens on Tag-Along Shares) shall be allocated among the Tag-Along Seller and each Shareholder Transferring Tag-Along Shares pro rata based on the proceeds payable to each of them. In no event shall the liability under the preceding sentence of a Shareholder Transferring Tag-Along Shares be greater than the dollar amount of the proceeds received by such Shareholder upon the Transfer of the Tag-Along Shares to the Tag-Along Purchaser(s), other than with respect to claims for fraud.

8.11 Involuntary Transfers.

(a) Rights of First Refusal upon Involuntary Transfer. If an Involuntary Transfer of any Common Shares (the “Transferred Shares”) owned by any Shareholder shall occur, then first the Company, and then the Lead Investors (for the purpose of this Section 8.11(a), each, a “Section 8.11 Rightholder” and collectively, the “Section 8.11 Rightholders”) shall have the same rights as specified in Sections 8.9(b) and 8.9(c), respectively, with respect to such Transferred Shares as if the Involuntary Transfer had been a proposed voluntary transfer by a ROFO Seller and shall be governed by Section 8.9, except that (A) the time periods shall run from the date of receipt by the Company of actual notice of the Involuntary Transfer (and the Company shall immediately give notice to the Section 8.11 Rightholders of the date of receipt of such notice), (B) such rights shall be exercised by notice to the transferee of such Transferred Shares (the “Involuntary Transferee”) rather than to the Shareholder who suffered or will suffer the Involuntary Transfer, (C) the purchase price per Transferred Share shall be agreed upon by the Involuntary Transferee and the Company and/or the purchasing Section 8.11 Rightholders purchasing a majority of the Transferred Shares, as the case may be and (D) the Involuntary Transferee will not be permitted to sell to any ROFO Purchaser; provided, however, that if such parties fail to agree as to such purchase price in the foregoing clause (C), the purchase price shall be the Fair Market Value thereof as determined in accordance with Section 8.1(b). Any General Atlantic Shareholder or Summit Shareholder may assign its rights under this Section 8.11 to any of its Affiliates. Any Founder Investor may assign its rights under this Section 8.11 to any of its Permitted Transferees.

(b) Fair Market Value

(i) If the parties fail to agree upon the purchase price of the Transferred Shares in accordance with Section 8.11(a), then the Company or the Section 8.11 Rightholders, as the case may be, shall purchase the Transferred Shares at a purchase price equal to the Fair Market Value thereof. The Fair Market Value of the Transferred Shares shall be determined by a panel of three independent appraisers as selected pursuant to subparagraph (ii) below, which appraisers shall be internationally recognized investment banking firms or internationally recognized experts experienced in the valuation of entities engaged in the business conducted by the Company that have not been engaged to provide services for either the Company or any of the Lead Investors during the 24-month period ending on the date the applicable parties determine that they cannot agree as to the purchase price.

(ii) Within five (5) Business Days after the date the applicable parties determine that they cannot agree as to the purchase price, the Involuntary Transferee and the Board (in the case of a purchase by the Company) or the purchasing Section 8.11 Rightholders purchasing a majority of the Transferred Shares being purchased by the purchasing Section 8.11 Rightholders (if the Company is not purchasing any Transferred Shares), or the Board and such purchasing Section 8.11 Rightholders jointly (in the case of a purchase by the Company and the Section 8.11 Rightholders), as the case may be, shall each designate one such appraiser that is willing and able to conduct such determination. If either the Involuntary Transferee, on the one hand, or the Board and/or the purchasing Section 8.11 Rightholders, on the other hand, fail to make such designation within such period, then the other party that has made the designation shall have the right to make the designation on its behalf. The two appraisers designated shall, within a period of five (5) Business Days after the designation of the second appraiser, designate a mutually acceptable third appraiser. The three appraisers shall conduct their determination as promptly as practicable, and the Fair Market Value of the Transferred Shares shall be the average of the determination of the two appraisers that are closer to each other than to the determination of the third appraiser, which third determination shall be discarded; provided, however, that if the determination of two appraisers are equally close to the determination of the third appraiser, then the Fair Market Value of the Transferred Shares shall be the average of the determination of all three appraisers. Such determination shall be final and binding on the Involuntary Transferee, the Company and the Section 8.11 Rightholders.

(iii) The Involuntary Transferee shall be responsible for the fees and expenses of the appraiser designated by or on behalf of it, the Company shall be responsible for the fees and expenses of the appraiser designated by or on behalf of it if the Section 8.11 Rightholders are not purchasing any Transferred Shares, and the purchasing Section 8.11 Rightholders shall be responsible for the fees and expenses of the appraiser designated by or on behalf of them if the Company is not purchasing any Transferred Shares. If both the Company and the purchasing Section 8.11 Rightholders are purchasing Transferred Shares, the fees and expenses of the appraiser designated by or on behalf of them shall be shared pro rata based on the number of Transferred Shares being purchased. The Involuntary Transferee shall pay 50% of the fees and expenses of the third appraiser designated by the other two appraisers. The Company shall pay the other 50% if the purchasing Section 8.11 Rightholders are not purchasing any Transferred Shares and the purchasing Section 8.11 Rightholders shall pay the other 50% if the Company is not purchasing any Transferred Shares. If both the Company and the purchasing Section 8.11 Rightholders are purchasing Transferred Shares, the fees and expenses of the third appraiser shall be shared pro rata based on the number of Transferred Shares being purchased.

(c) Closing. The closing of any purchase under this Section 8.11 shall be held at the executive office of the Company at 11:00 a.m., local time, on the earlier to occur of (i) the fifth (5th) Business Day (plus such number of additional days (if any) necessary to obtain any consents or approvals or allow the expiration or termination of all waiting periods under applicable Law) after the purchase price per Transferred Share shall have been agreed upon by the Involuntary Transferee and the Company and/or the purchasing Section 8.11 Rightholders, as the case may be, in accordance with Section 8.11(a), or (ii) the fifth (5th) Business Day (plus such number of additional days (if any) necessary to obtain any consents or approvals or allow the expiration or termination of all waiting periods under applicable Law) after the determination of the Fair Market Value of the Transferred Units in accordance with Section 8.11(b), or at such other time and place as the parties to the transaction may agree. At such closing, the Involuntary Transferee shall deliver certificates representing the Transferred Shares being purchased under this Section 8.11, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Transferred Shares shall be free and clear of any Liens (other than transfer restrictions arising hereunder and those attributable to actions by the purchasers thereof) and the Involuntary Transferee shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Transferred Shares. The Company or each Section 8.11 Rightholder, as the case may be, purchasing such Transferred Shares shall deliver at the closing payment in full in immediately available funds for the Transferred Shares purchased by it or him. At such closing, all parties to the transaction shall execute such additional documents as are otherwise necessary or appropriate.

(d) General. If the provisions of this Section 8.11 shall be held to be unenforceable with respect to any particular Involuntary Transfer, the Company and the Section 8.11 Rightholders shall have the rights specified in Sections 8.9(b) and 8.9(c), respectively, with respect to any Transfer by an Involuntary Transferee of such Shares, and each Section 8.11 Rightholder agrees that any Involuntary Transfer shall be subject to such rights, in which case the Involuntary Transferee shall be deemed to be the ROFO Seller for purposes of Section 8.9 and shall be bound by the provisions of Section 8.9 and other related provisions of this Agreement.

8.12 Drag-Along Rights.

(a) General. If at any time prior to the consummation of a Qualified IPO, the Company or the General Atlantic Shareholder or its Affiliates receives any bona fide offer (whether solicited or unsolicited) from any third party who is not an Affiliate of the Company (which excludes, for the avoidance of doubt, the General Atlantic

Shareholder, any Affiliate of the General Atlantic Shareholder) to consummate a Sale Transaction and the General Atlantic Shareholder wishes to accept (or have the Company accept) such offer, the General Atlantic Shareholder shall have the right, upon written notice of such proposed Sale Transaction delivered to the Company and each Shareholder (the “Purchase Notice”), which notice shall include all of the material terms and conditions of such proposed Sale Transaction to the proposed purchaser(s) of Shares in such Sale Transaction (the “Drag-Along Purchaser(s)”), to require each holder of Shares to cooperate in furtherance of such Sale Transaction, including requiring each such holder to sell to the Drag-Along Purchaser(s) a number of Shares (collectively, the “Drag-Along Shares”) equal to the product, rounded down to the nearest whole number, of (i) a fraction, the numerator of which is the number of Shares (calculated on a fully-diluted basis) proposed to be Transferred by the General Atlantic Shareholder, and the denominator of which is the total number of Shares (calculated on a fully-diluted basis) then owned by the General Atlantic Shareholder, multiplied by (ii) the number of Shares (calculated on a fully-diluted basis) then owned by the Purchase Notice recipient. For purposes of the foregoing, the number of Shares of any class or series other than Common Shares shall be deemed the number of Common Shares (or proportionate Shares entitled to residual economics) or, if not so converted, a number proportionate to relative equity value. The General Atlantic Shareholder shall have the option to either (A) arrange for such Drag-Along Purchaser(s) to acquire the Drag-Along Shares at the same time as and upon the same terms and conditions at which the General Atlantic Shareholder Transfers its Shares; provided, however, that the aggregate purchase price paid for all Shares sold to such Drag-Along Purchaser(s) shall be allocated among and paid to the Shareholders based on the amounts that would be distributable to such Shares pursuant to Section 6.1(c) if the equity value implied by such aggregate purchase price were distributed in liquidation of the Company pursuant to ARTICLE XI; provided, further, that the proviso in Section 6.1(c)(ii) (including subparagraphs A and B) shall not apply until the General Atlantic Shareholder has actually received Proceeds equaling the amount set forth in Section 6.1(c)(i); (B) not effect the proposed Transfer to such Drag-Along Purchaser(s); or (C) provided that the tag-along rights in accordance with Section 8.10 still apply, effect the proposed Transfer to such Drag-Along Purchaser(s) subject to Section 8.10 but without including any of the Drag-Along Shares specified in the Purchase Notice. If the General Atlantic Shareholder elects option (A), it shall provide the Company and each Purchase Notice recipient with a written notification indicating that it is proceeding with the Transfer to the Drag-Along Purchaser(s). The rights and obligations of any Rollover Participant with respect to any Company Assumed Options shall be governed by the applicable Invoice Cloud Option Plan and the applicable award agreement. For the avoidance of doubt, the General Atlantic Shareholder may elect to cause a Reorganization pursuant to Section 8.13 such that the right to receive any part of the CVR Amount would be retained by the holders of the Class A-2 Common Shares immediately prior to the consummation of a sale to the Drag-Along Purchaser, and the Drag-Along Purchaser would not be entitled to receive any payments of CVR Amount in respect of any Class A-2 Common Shares acquired by such Drag-Along Purchaser.

(b) Cooperation; No Continuing Rights in Drag-Along Shares. Upon receipt of any such notice, the Company and such holder shall cooperate with the General Atlantic Shareholder and otherwise take, or cause to be taken, all actions and do, or cause to be done, all things necessary or appropriate to enter into, consummate and make effective the Sale Transaction, as reasonably requested by the Board in good faith, including the sale and purchase of the Drag-Along Shares together with the Shares of the General Atlantic Shareholder (including (i) voting in favor of any merger, sale of assets or similar transaction requiring a vote of the Shareholders or voting in the manner otherwise directed by the General Atlantic Shareholder, (ii) waiving or otherwise not exercising any applicable appraisal or dissenter’s rights with respect to such transaction, and (iii) taking all action (including with respect to voting their Shares) to cause the Board to take all necessary steps to complete such transaction). In furtherance of the foregoing, the General Atlantic Shareholder may at any time, at the cost and expense of the Company and on behalf of, and to represent, the Company hire and retain investment bankers, attorneys and any other advisors identified by the General Atlantic Shareholder in order to initiate an auction of the Company and the Company shall, and shall cause the Company Subsidiaries to, fully cooperate with such auction and sale. Notwithstanding any provision hereof to the contrary, from and after the date on which the General Atlantic Shareholder consummates a transaction subject to this Section 8.12, (A) a former holder of Shares shall have no rights of a Shareholder with respect to Drag-Along Shares sold and purchased in such transaction other than compliance with requirements and limitations in this Section 8.12, and (B) such former holder of Shares shall not seek, nor shall the Company have any obligation, to enforce any such right with respect to such Drag-Along Shares. In furtherance and not in limitation of the foregoing, each Shareholder required to sell Drag-Along Shares pursuant to this Section 8.12 shall (x) make the same representations, warranties, covenants, indemnities and agreements (and shall be subject on a pro rata basis based on the proceeds payable to each Shareholder in such transaction) to the same escrow or other holdback arrangements) as made by the General Atlantic Shareholder in connection with the General Atlantic Shareholder’s Transfer of Shares to the Drag-Along Purchaser(s) and (y) agree to the same terms and conditions to the Transfer as those to which the General Atlantic Shareholder agrees. Notwithstanding the foregoing, (I) all such representations, warranties, covenants, indemnities and agreements shall be made by the General Atlantic Shareholder and each Shareholder Transferring Drag-Along Shares, severally and not jointly, and any liability for breach of any representations, warranties, covenants and agreements related to the Company (but, for the avoidance of doubt, not those representations relating to ownership of Shares, the capacity of a Shareholder to sell the Drag-Along Shares, due authority of a Shareholder to execute the transaction or the absence of liens on the Drag-Along Shares) shall be allocated among the General Atlantic Shareholder and each Shareholder Transferring Drag-Along Shares pro rata based on the proceeds payable to each of them, and in no event shall the liability under the this clause (I) of a Shareholder Transferring Shares in connection with such Sale Transaction be greater than the dollar amount of the proceeds received by such Shareholder upon the Transfer of its Shares to the Drag-Along Purchaser(s), other than with respect to claims for fraud and (II) to the extent a Shareholder is an officer or employee of the Company or a Company Subsidiary, such Shareholder (1) shall be required to enter into a non-competition and non-solicitation agreement on terms substantially similar, including as to scope, to any such arrangement entered into by such Shareholder as of or following the date of the Merger and (2) may agree with the Drag-Along Purchaser(s) to effect a rollover of all or portion of such Shareholder’s Drag-Along Shares in lieu of receiving cash proceeds for such Drag-Along Shares; provided that no agreement regarding any such rollover transaction shall be a condition to the transaction.

8.13 Certain Reorganizations. Notwithstanding anything to the contrary in this Agreement:

(a) General. In connection with any Transfer of Shares pursuant to Sections 8.9(e), 8.10, Section 8.12, the consummation of an Exit Event or any 409A Change in Control (as defined in the CVR Bonus Award Plan), upon the election of the General Atlantic Shareholder, each Shareholder shall enter into a capital reorganization transaction (a “Reorganization”) in which each such Shareholder will become a member, partner or shareholder and/or optionholder of a newly formed holding company (“New Holdco”), which may be a limited liability company, corporation, or limited partnership or similar entity (including an entity treated as a partnership for tax purposes), and shall cease to be holders of their Shares. The Reorganization may be structured as determined by the General Atlantic Shareholder in consultation with the Summit Shareholders and the Founder Investor Designee (at which consultation, the General Atlantic Shareholder shall indicate whether any such Reorganization is reasonably expected to incur ECI or UBTI to a non-U.S. tax exempt investor), as a contribution, merger, consolidation, recapitalization or substantially similar transaction in which each Shareholder exchanges their Shares for substantially similar equity securities of New Holdco (collectively, the “New Equity Securities”); provided that the Company shall use commercially reasonably efforts to avoid any action that would incur ECI or UBTI to a non-U.S. or U.S. tax-exempt investor, as applicable, and shall give notice to the Summit Shareholder of any action that could reasonably be expected to incur ECI or UBTI to a non-U.S. or U.S. tax-exempt investor at least thirty (30) days in advance of such incurrence. The New Equity Securities shall provide each Shareholder with equivalent economic and other rights, privileges and restrictions (including, with respect to the Class A-2 Common Shares, the rights to the distributions set forth in Section 6.1(c)), as such Shareholder had with respect to the exchanged Shares prior to such Reorganization (but for the avoidance of doubt, in no event shall additional administrative, organizational or maintenance costs of the Company or New Holdco to be borne by the Shareholders through their ownership thereof, out-of-pocket expenses incurred by any Shareholder in connection with such a Reorganization and material adverse tax costs to the Shareholders resulting from such contribution of the Class A-1 Common Shares and the Class A-2 Common Shares by the holders thereof to an entity treated as a partnership for tax purposes be deemed to change the economic equivalence or other rights, privileges and restrictions of the New Equity Securities relative to the exchanged Shares). Upon the occurrence of a Reorganization, either (i) New Holdco shall assume all obligations of the Company under this Agreement and any CVR Bonus Awards and all references herein to the Company, its Shares and its CVR Bonus Awards (or terms of similar import) would be deemed changed mutatis mutandis to reflect the issuance of the New Equity Securities by New Holdco and their attendant rights, privileges and restrictions and the assumption of this Agreement and any CVR Bonus Awards by New Holdco or (ii) upon the election of the General Atlantic Shareholder, each Shareholder and New Holdco shall enter into a new agreement based on terms that are substantially similar to this Agreement (including, if applicable, appropriate changes consistent with the terms of this Agreement to reflect that New Holdco is a holding company that may hold a minority interest in the Company and/or the Company Subsidiaries) and otherwise that do not adversely affect any Shareholder relative to any other Shareholder. Each Shareholder and the Company agree to execute any agreements or other documents in connection with the Reorganization that are necessary and proper to consummate the Reorganization.

(b) In connection with any proposed transaction contemplated by Section 8.13(a), each Shareholder shall take such actions as may be required and otherwise cooperate in good faith with the Company and the General Atlantic Shareholder, including taking all reasonable actions and executing and delivering all agreements, instruments and documents as may be required to consummate any such proposed transaction; provided, that no Shareholder shall be required to give any representations and warranties (other than with respect to capacity, authorization and title to Shares and any other representations and warranties substantially similar to those set forth in Section 14.20) and shall be subject to no other liability under any such agreement, instruments or documents.

(c) Solely for purposes of this Section 8.13, and in order to secure the performance of each Shareholder’s obligations under this Section 8.13, each Shareholder, other than the Summit Shareholders, hereby irrevocably and unconditionally appoints the General Atlantic Shareholder as the attorney-in-fact and proxy of such Shareholder (with full power of substitution or re-substitution) to vote (if applicable), provide a written consent (if applicable), or take any other action with respect to such Shareholder’s Shares in connection with any proposed transaction contemplated by Section 8.13(a), and the General Atlantic Shareholder shall have, and is hereby granted, a proxy and power of attorney to vote, provide a written consent or take any other action with respect to each such Shareholder’s, other than the Summit Shareholders’, Shares for purposes of taking the actions permitted by proposed transaction contemplated by Section 8.13(a). Each Shareholder, other than the Summit Shareholders, intends this irrevocable and unconditional proxy and power of attorney to be, and it shall be, irrevocable and coupled with an interest, and each Shareholder, other than the Summit Shareholders, shall take further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney and hereby revoke any proxy and power of attorney previously granted by it with respect to the matters set forth in this Section 8.13. The irrevocable and unconditional proxy and power of attorney granted hereby is intended to be, and is, attached to the Shares and shall survive for the duration of this Agreement.

8.14 Effect of Notices. Notwithstanding any provision hereof to the contrary, the giving to the holders of Shares or the Company of any Sale Notice or any Purchase Notice shall not obligate the General Atlantic Shareholder to consummate or effect any transaction referred to therein.

8.15 After-Acquired Securities. All of the provisions of this Agreement shall apply to all of the Shares and other equity securities of the Company now owned or which may be issued or transferred hereafter to a Shareholder in consequence of any additional issuance, purchase, exchange or reclassification of any of such Shares or other equity securities of the Company, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Shareholder in any other manner. For the avoidance of doubt, for purposes of this ARTICLE VIII, all references to “Shares” shall refer to all equity securities of the Company, whether or not such equity securities are designated as “Shares”.

8.16 Certain Shareholder Exceptions. If the consideration to be paid in exchange for Shares pursuant to Section 8.10 or Section 8.12 includes any securities and receipt thereof by any Shareholder would require under applicable law (x) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (y) the delivery to any Shareholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act, the Company may cause to be paid to any such Shareholder in lieu thereof, against surrender of the Shares which would have otherwise been sold by such Shareholder, an amount in cash equal to the Fair Market Value of the securities which such Shareholder would otherwise receive as of the date of the issuance of such securities in exchange for the Shares.

ARTICLE IX

INITIAL PUBLIC OFFERING

9.1 Public Offering Mechanics. Notwithstanding anything to the contrary in this Agreement:

(a) General. In connection with the consummation of an IPO, the Board may, without any vote of the Shareholders of the Company, (i) cause the treatment of the Company Options in connection with such IPO as determined by the Board in good faith, (ii) take any such other action as the Board may determine in good faith to create an appropriate vehicle to effectuate an IPO and (iii) cause the holders of Common Shares to contribute their Common Shares to an entity treated as a partnership for tax purposes; provided that any action taken pursuant to the foregoing clauses (i), (ii) and (iii) shall not impair the economic entitlements of the Common Shares or Company Options set forth in Section 6.1; provided, further, that the Company shall use commercially reasonably efforts to avoid any action that would incur ECI or UBTI to a non-U.S. or U.S. tax-exempt investor, as applicable, and shall give notice to the Summit Shareholder of any action that could reasonably be expected to incur ECI or UBTI to a non-U.S. or U.S. tax-exempt investor at least thirty (30) days in advance of such incurrence. The Company Offeror shall also enter into a form of indemnification agreement approved by the Board with the General Atlantic Shareholder, the Summit Shareholders and each member of the board of directors (or similar governing body) of the Company Offeror, which indemnification agreement shall include provisions no less favorable than the indemnification provisions in effect in this Agreement.

(b) IPO of Company Offeror. If an IPO is structured as an offering of the securities of a Company Offeror other than the Company, then this Agreement shall remain in place, substantially on the terms set forth herein, except that (i) this Agreement shall be amended to (A) provide for the exchange of (I) Common Shares for shares of capital stock of the Company Offeror as and to the extent the Transfer of such

Common Shares would be permitted under Section 8.1 and (II) the treatment of the Company Options in connection with such IPO as determined by the Board, (B) without impairing any economic rights, adjust the provisions of this Agreement relating to Distributions to the extent necessary to permit the exchange of Common Shares and treatment of the Company Options contemplated by clause (A) immediately above, and (C) make such other changes as the Board determines to be reasonable and prudent to facilitate such IPO of such Company Offeror’s securities without adversely affecting the rights of the Shareholders hereunder; and (ii) the Company shall enter into arrangements with such Company Offeror, in such form as the Board shall deem appropriate, providing for the exercise by the Company of registration rights no less favorable than the registration rights described in Section 9.2 with respect to the common stock or other equity securities of such Company Offeror to be received by the Shareholders upon exchange of Common Shares of the Company. The certificate of incorporation and by-laws of such Company Offeror shall be in such form as is approved by the Board, provided that they not conflict with or vary the terms and conditions hereof, and provided further that the certificate of incorporation of such Company Offeror shall contain a corporate opportunity provision substantially similar to the one contained in Section 4.8. Upon any exchange of Common Shares for shares of capital stock of such Company Offeror, such Shares shall no longer be subject to the terms of this Agreement and shall instead become subject to the terms of the certificate of incorporation and by-laws of such Company Offeror. Notwithstanding the consummation of an IPO effected by a Company Offeror (other than the Company), (1) the rights to Distributions and allocations set forth in ARTICLE VI, (2) the exculpation and indemnification rights and obligations of the Company and the Shareholders set forth in ARTICLE XII and (3) the amendment provisions set forth in ARTICLE XIII shall each survive such IPO and continue to apply to the Shares under this Agreement. Unless an IPO is a Qualified IPO the approval rights of the Major Investors, Summit Shareholders and Founder Investors set forth in Section 4.11 shall survive such IPO, unless terminated in accordance with their terms, in accordance with their terms.

(c) Fractional Shares. Fractional shares of common stock of a Company Offeror issuable or upon exchange of Shares for shares of a Company Offeror shall be rounded, cashed out, or aggregated and sold in connection with such IPO in an equitable manner as determined by the Board; provided, that the Board shall use its good faith efforts to minimize fractional Shares.

(d) Cooperation of Shareholders. In connection with and in order to facilitate an IPO, each Shareholder shall take all such action as is reasonably necessary (including the voting of all equity interests in the Company Offeror owned by such person) in order to effect amendments to the Company Offeror’s organizational documents as are customary for a company which is to engage in an initial public offering of its equity securities and which are reasonably requested by the managing underwriters in order to expedite or facilitate the disposition of the equity securities of the Company Offeror in connection with such offering; provided, however, that no Shareholder (in its capacity as such) holding a certain type or class of Shares shall be required to take any actions not required from the other Shareholders holding the same type or class of Shares; provided, further, that no such action shall result (or reasonably be expected to result) in an impairment of the relative economic entitlements of any Shares. For purposes of the foregoing proviso, all Common Shares shall be considered the same type or class of Shares. Each Shareholder hereby (i) consents to any such exchange of Shares involving a Company Offeror and (ii) agrees to execute, acknowledge and deliver any further agreements, documents or instruments reasonably necessary or customary in connection with this Section 9.1.

9.2 Registration Rights. Prior to the consummation of an IPO, the parties shall enter into a registration rights agreement that shall contain customary demand, shelf and “piggyback” registration rights in favor of the Lead Investors and customary short-form registration rights and “piggyback” registration rights for each other Rollover Participant, pro rata (on a fully diluted basis), subject to customary exceptions.

ARTICLE X

EVENTS OF DISSOLUTION

10.1 Dissolution. Subject to ARTICLE IX, the Company shall be dissolved upon the affirmative vote or consent of Shareholders owning Common Shares representing at least a Majority Interest, including the vote or consent of the General Atlantic Shareholder (each, an “Event of Dissolution”). The Shareholders hereby agree that the Company shall not dissolve prior to the occurrence of an Event of Dissolution and that no Shareholder shall seek a dissolution of the Company under Section 18-802 of the Act. No other event, including the retirement, withdrawal, insolvency, liquidation, dissolution, insanity, resignation, expulsion, bankruptcy, death, incapacity or adjudication of incompetency of a Shareholder, shall cause the existence of the Company to terminate.

ARTICLE XI

TERMINATION

11.1 Liquidation. If an Event of Dissolution shall occur, then the Company shall be liquidated and its affairs shall be wound up. All proceeds from such liquidation shall be distributed as set forth below, in accordance with the provisions of Section 18-804 of the Act:

(a) to creditors, including Shareholders who are creditors to the extent permitted by Law, in satisfaction of the Company’s liabilities; and

(b) then, to the Shareholders in accordance with Section 6.1(c); provided, that in the event any such proceeds include non-cash proceeds in circumstances where the economic rights pursuant to Section 6.1(c) may reasonably be expected to be paid at any time in the future, the Shareholders will enter into an agreement providing for continuing economic rights pursuant to Section 6.1(c).

11.2 Final Accounting. In the event of the dissolution of the Company, prior to any liquidation, a proper accounting shall be made to the Shareholders from the date of the last previous accounting to the date of dissolution.

11.3 Distribution in Kind. In the event the Board determines in connection with the liquidation of the Company that a portion of the Company’s assets are best distributed in kind to the Shareholders, then such assets shall be so distributed in kind to the Shareholders in undivided shares therein as tenants in common in the manner specified in Section 6.1.

11.4 Cancellation of Certificate. Upon the completion of the winding up of the Company’s affairs and distribution of the Company’s assets, the Company shall be terminated and the Shareholders shall cause the Company to execute and file a Certificate of Cancellation in accordance with Section 18-203 of the Act.

ARTICLE XII

EXCULPATION AND INDEMNIFICATION

12.1 Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or obligation or duty at Law or in equity, none of the Shareholders, Directors, or any officers, directors, stockholders, partners, members, employees, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company or any of its Affiliates (collectively, the “Covered Persons”) nor any former Covered Person shall be liable to the Company or any other Person for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided a court of competent jurisdiction shall not have determined that such act or omission constitutes fraud, willful misconduct, bad faith, or gross negligence. This Section 12.1 shall not apply to any Shareholder in any action by or on behalf of another Shareholder alleging any breach by such Shareholder of this Agreement.

12.2 Indemnification. To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person and each former Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person or former Covered Person shall not be entitled to indemnification under this Section 12.2 with respect to (a) any Claim with respect to which a court of competent jurisdiction has determined that such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (b) any Claim initiated by such Covered Person unless such Claim (or part thereof) (i) was brought to enforce such Covered Person’s rights to indemnification hereunder or (ii) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 12.2. This Section 12.2 shall not apply to any Shareholder in any action by or on behalf of another Shareholder alleging any breach by such Shareholder of this Agreement.

12.3 Effect of Modification. Any repeal or modification of this ARTICLE XII shall not adversely affect any rights of such Covered Person pursuant to this ARTICLE XII, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

12.4 Indemnitor of First Resort. The Company hereby acknowledges that certain Covered Persons (the “Specified Covered Persons”) may have rights to indemnification and advancement of expenses provided by a Shareholder or its Affiliates (directly or by insurance retained by such entity) (collectively, the “Shareholder Indemnitors”). The Company hereby agrees and acknowledges that (a) it is the indemnitor of first resort with respect to the Specified Covered Persons, (b) it shall be required to advance the full amount of expenses incurred by the Specified Covered Persons, as required by the terms of this Agreement (or any other agreement between the Company and the Specified Covered Persons), without regard to any rights the Specified Covered Persons may have against the Shareholder Indemnitors and (c) it irrevocably waives, relinquishes and releases the Shareholder Indemnitors from any and all claims against the Shareholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Shareholder Indemnitors on behalf of the Company with respect to any claim for which the Specified Covered Persons have sought indemnification from the Company shall affect the foregoing and the Shareholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Covered Persons against the Company.

12.5 Non-exclusivity of Rights. The rights conferred on any Covered Person by this ARTICLE XII shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Agreement, agreement, vote of the Shareholders, members or disinterested directors or otherwise.

ARTICLE XIII

AMENDMENT TO AGREEMENT

13.1 Amendments.

(a) Subject to Section 13.1(b), amendments to this Agreement and to the Certificate of Formation shall be approved in writing by (i) the affirmative vote of holders of Common Shares issued and outstanding and entitled to vote representing at least a Majority Interest, (ii) the General Atlantic Shareholder and (iii) if so required by Section 4.11(a)(iii) or Section 4.11(a)(iv), by the Summit Shareholders and the Founder Investor Designee; provided, however, that no such amendment shall be effective as to a particular Shareholder if such amendment would adversely affect such Shareholder without similarly and proportionately adversely affecting all Shareholders similarly situated, unless such Shareholder has voted in favor thereof. Notwithstanding anything in this Agreement to the contrary, the rights set forth in Section 4.1(b) shall not be amended without the prior written consent of the majority (by shares) of holders of such rights. Prior to a Qualified IPO or a Sale Transaction, in the event that the Company or any of its Subsidiaries effects the separation of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of merger, division, spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, prior to such separation the Company shall cause any such NewCo to enter into an agreement with the Shareholders that contains rights and obligations that are substantially identical to those set forth in this Agreement.

(b) An amendment shall become effective as of the date specified in the Shareholders’ approval or, if none is specified, as of the date of such approval or as otherwise provided in the Act. Subject to the provisions set forth in Sections 13.1(a), 4.11(a)(iii) and 4.11(a)(iv), the Board may amend this Agreement, including Schedule A hereto, without the approval of any Shareholders (i) to create and/or issue any class or series of Shares issued in accordance with this Agreement and fix for each such class or series such voting powers, distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in such amendment; (ii) to implement the admission of Substitute Shareholders or Additional Shareholders; (iii) to satisfy any Law or regulatory requirement; (iv) to change the name of the Company; (v) to implement the provisions set forth in ARTICLE IX; and (vi) to cure any ambiguity or correct or supplement any provision of this Agreement that may be incomplete or inconsistent with any other provision contained in this Agreement; provided, that such amendment does not adversely affect any Shareholder without similarly and proportionately adversely affecting all Shareholders similarly situated, unless such Shareholder has voted in favor thereof.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Early Termination of the Agreement. Notwithstanding anything to the contrary herein, in the event that the Merger Agreement is validly terminated in accordance with its terms after the Effective Date, then concurrently with such termination, (a) each Rollover Shareholder shall withdraw as a member of the Company and the Company shall return each such Rollover Shareholder’s contribution to the Company, (b) this Agreement shall terminate and will thereafter become void and be of no further force or effect, and (c) the Existing Agreement shall be the limited liability company agreement of the Company until amended or otherwise terminated in accordance with the terms therein and the Act.

14.2 Expenses. The Company shall pay, or cause a Company Subsidiary to pay, or reimburse to the General Atlantic Shareholder or Affiliate thereof (to the extent any such amounts were paid by such Person prior to the date hereof) the aggregate amount of the Buyer Transaction Expenses that have been submitted for reimbursement and incurred prior to the Merger Effective Time, excluding the counsel fees and expenses of the General Atlantic Shareholder incurred in the negotiation and documentation of the Credit Agreement.

14.3 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended; (b) delivered by facsimile or electronic mail with receipt confirmed; or (c) delivered by certified mail, registered mail or courier service, return receipt received to the party at the address set forth below, to the Persons indicated: If to the Company or the General Atlantic Shareholder:

c/o General Atlantic Service Company LLC
55 East 52nd Street, 32nd Floor
New York, NY 10055
Attention: Christopher G. Lanning
Facsimile: ###

Email: ###

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Matthew W. Abbott
Ellen N. Ching
Facsimile: ###
Email: ###

If to a Shareholder other than the General Atlantic Shareholder, to the address of such Shareholder specified on Schedule A hereto.

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 14.3.

14.4 Publicity; Confidentiality.

(a) Except as may be required by applicable Disclosure Law, none of the Shareholders shall issue a press release or public announcement or otherwise make any public disclosure concerning this Agreement, the transactions contemplated hereby or any non-public information received or otherwise relating to the Company or the Company Subsidiaries, any understandings, agreements or other arrangements between or among the parties, and any other non-public, proprietary or confidential information received from or otherwise relating to the Company or the Company Subsidiaries

(regardless of whether such information or materials have been designated by the Board or any other Person as confidential) without approval, in the case of the General Atlantic Shareholder, the Summit Shareholders (so long as the Summit Shareholder hold 50% of the Rollover Interests held by them at the Merger Effective Time), or otherwise by the Board or the General Atlantic Shareholder, and shall, until the date that is two (2) years after the date on which such Shareholder ceases to own any Shares, and shall cause its Affiliates and its and their respective representatives (in each case, to the extent that such Persons receive or have access to such information or materials) to, keep all such information and materials strictly confidential; provided, however, that nothing in this Agreement shall restrict any of the parties, their Affiliates or its or their respective representatives from disclosing information (i) that is already publicly available as of the Effective Date, (ii) that was known to such party on a non-confidential basis prior to its disclosure by another party (other than the Company or its Affiliates or equityholders), (iii) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that such party shall use reasonable efforts to notify the disclosing party in advance of such disclosure so as to permit the disclosing party to seek a protective order or otherwise contest such disclosure, and such party shall use reasonable efforts to cooperate, at the expense of the disclosing party, with the disclosing party in pursuing any such protective order, (iv) in order to comply with any Disclosure Law, (v) in connection with normal fund raising, marketing, informational or reporting activities and to the officers, directors, stockholders, members, partners, investors, advisors, employees, controlling persons, auditors or counsel of any of the parties hereto; or (vi) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to any Disclosure Law; and provided, further, that GA LLC and its Affiliates and Summit Partners and its Affiliates may disclose on their respective worldwide web pages, the name of the Company, the name of the Chief Executive Officer of the Company and/or the Company Subsidiaries, a brief description of the business of the Company and/or the Company Subsidiaries and the logo of the Company and/or the Company Subsidiaries and the aggregate amount of the investment in the Company made by the applicable affiliated Shareholders. If any announcement is required by any Disclosure Law to be made by any party hereto, prior to making such announcement such party shall deliver a draft of such announcement to the Board and shall give the Board reasonable opportunity to comment thereon.

(b) The Company acknowledges that (i) each of GA LLC and Summit Partners and their respective Affiliates are engaged in the business of private equity, venture capital and similar investing and may from time to time invest in entities that develop and utilize technologies, products or services that are similar to or competitive with those of the Company and the Company Subsidiaries and (ii) the provisions of this Section 14.4 shall not prevent GA LLC or Summit Partners or their respective Affiliates from (A) engaging in or operating any business, (B) entering into any agreement or business relationship with any third party or (C) evaluating or engaging in investment discussions with, or investing in, any third party, whether or not competitive with the Company or the Company Subsidiaries. The Company further acknowledges that in the ordinary course of each of GA LLC’s and Summit Partners’ business, it and its Affiliates and their respective representatives pursue, acquire, invest in, manage and serve on the boards of companies that may be potential competitors to the Company or the Company

Subsidiaries. The Company acknowledges that GA LLC’s and Summit Partners’ respective ownership of the Company will inevitably enhance its and its Affiliates and their respective representatives general knowledge and understanding of the Company’s industry in a way that cannot be separated from its other knowledge, including through the unintentional retention of non-public, proprietary or confidential information received from or otherwise relating to the Company or the Company Subsidiaries in intangible form in the unaided members of such Shareholders’ employees (which for the avoidance of doubt was not intentionally memorized or retained using notes or any other aids) (such information, “residuals”). The Company agrees that this Section 14.4 shall not restrict each of GA LLC and Summit Partners and their respective employees’ use of such enhanced general knowledge, experience, understanding and residuals for its own internal purposes, including the purchase, sale, investment in consideration of and decisions related to other investments.

14.5 Non-Solicitation. Each Shareholder agrees that, from the Effective Date until the date that is two (2) years after the date on which such Shareholder ceases to own any Shares, such Shareholder and its Affiliates shall not, and shall not, directly or indirectly, cause, assist, direct, or knowingly encourage its and their portfolio companies to, directly or indirectly, solicit or hire, or attempt to solicit or hire, any employee or officer listed on Exhibit D (a “Specified Person”), which Exhibit D may be updated from time to time by the Board in good faith to reflect departures of such individuals from the Company, or the addition of employees or officers with a similar level of function and seniority (whether due to new hires, acquisitions or promotion of existing officer or employees) unless at the time of such solicitation or hiring, such Specified Person had ceased to be an employee of the Company or any Company Subsidiary (or any of their respective successors) for at least six (6) months prior to the time of such solicitation or hiring (provided that, for the avoidance of doubt, the Shareholder will be deemed not to have solicited or attempted to solicit, or assisted or knowingly encouraged a portfolio company to solicit or attempt to solicit, a Specified Person as a result of any action of a portfolio company to the extent (x) the Shareholder (including through its personnel serving on such portfolio company’s governing board or any other representative of the Shareholder that has received confidential information or proprietary information of the Company or the Company Subsidiaries) did not initiate or direct such solicitation or hiring, and if the Shareholder, such personnel or representatives had knowledge of such solicitation or hiring, did not encourage such solicitation, attempted solicitation or hiring) and (y) the Shareholder and its representatives did not provide any confidential information or proprietary information of the Company or the Company Subsidiaries to the portfolio company or any representative thereof (other than the Shareholder’s personnel serving on such portfolio company’s governing board); provided, that the foregoing obligation will not be breached (i) solely by a general employment solicitation such as newspaper advertisements or job fairs, or recruitment efforts by a recruiting agency, which are not directed at such Specified Person, so long as such Specified Person is not otherwise solicited or hired as a result thereof.

14.6 Entire Agreement, etc. This Agreement, together with all exhibits and schedules hereto and all other agreements referenced herein and therein, shall constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior contracts, agreements, discussions and understandings between them. No course of prior dealings between the parties shall be relevant to supplement or explain any term used in this Agreement. Acceptance or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or the acquiescing party has knowledge of the nature of the performance and an opportunity for objection. No provisions of this Agreement may be waived other than by an instrument in writing executed by the party effecting such waiver. No waiver of any terms or conditions of this Agreement in one instance shall operate as a waiver of any other term or condition or as a waiver in any other instance.

14.7 Conflict Between this Agreement and Related Agreements. Notwithstanding anything to the contrary in this Agreement, in the event of a conflict between any term or provision contained herein and a term or provision of the Invoice Cloud Option Plans or the Company Option Plan, the Board shall in good faith resolve such conflict in its discretion.

14.8 Counterparts. This Agreement may be signed by facsimile or via email as a portable document format and in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement shall become effective when, and only when, each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

14.9 Interpretation. The parties hereto acknowledge and agree that (a) each party hereto and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement. Where the General Atlantic Shareholder has rights under this Agreement, such rights shall be deemed to apply to any direct or indirect owner of the Company that is an Affiliate of the General Atlantic Shareholder (including any direct or indirect blocker, if applicable) and such Affiliates shall receive the full benefit of such provisions of this Agreement.

14.10 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the Shareholders’ expectations regarding this Agreement. Otherwise, the Shareholders agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

14.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

14.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.12.

14.13 Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the Shareholders.

14.14 Additional Documents and Acts. Each Shareholder agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

14.15 No Third-Party Beneficiary. This Agreement is made solely for the benefit of the parties hereto and no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise, except for the rights of the Shareholder Indemnitors pursuant to Section 12.4, the General Atlantic Related Parties and the Summit Related Parties pursuant to Section 14.16.

14.16 Non-Recourse. Notwithstanding anything to the contrary in this Agreement, this Agreement may only be enforced against, and any action, dispute, claim, suit or other proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as parties and none of the former, current and future Affiliates, directors, officers, managers, employees, advisors, representatives, shareholders, members, managers, partners, successors and assigns of the General Atlantic Shareholder or any Affiliate thereof or any former, current and future Affiliate, director, officer, manager, employee, advisor, representative, shareholder, members, manager, partners, successor and assign of any of the foregoing (collectively, “General Atlantic Related Parties”) and none of the former, current and future Affiliates, directors, officers, managers, employees, advisors, representatives, shareholders, members, managers, partners, successors and assigns of the Summit Shareholders or any Affiliate thereof or any former, current and future Affiliate, director, officer, manager, employee, advisor, representative, shareholder, members, manager, partners, successor and assign of any of the foregoing (collectively, the “Summit Related Parties”) shall have any liability for any liabilities or obligations of the parties hereto for any action, dispute, claim, suit or other proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, the Company or any other Shareholder or their respective Affiliates shall have no rights of recovery in respect hereof against any General Atlantic Related Party or Summit Related Party and no personal liability shall attach to any General Atlantic Related Party or Summit Related Party through the General Atlantic Shareholder or Summit Shareholders, as applicable, or otherwise, whether by or through attempted piercing of the corporate veil, by or through an action, dispute, claim, suit or other proceeding (whether in tort, contract or otherwise) by or on behalf of the General Atlantic Shareholder or any of the Summit Shareholders against any General Atlantic Related Party or Summit Related Party, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable law, or otherwise.

14.17 Successors and Assigns. This Agreement is personal to the parties hereto and shall not be capable of assignment; it being understood that the foregoing shall not be read to limit any Transfer pursuant to and in accordance with ARTICLE VIII. All the terms and provisions of this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted transferees, if any.

14.18 Limited Liability Company; Tax Classification. The parties to this Agreement agree to form a limited liability company and do not intend to form a partnership under the laws of the State of Delaware or any other laws. The parties intend that the Company will be classified as an association taxable as a corporation for U.S. federal income tax purposes. The Company has made an election under Treasury Regulations Section 301.7701-3 to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes effective as of December 7, 2018 and take all steps as may be required or advisable to maintain the Company’s classification as a corporation for U.S. federal income tax purposes.

14.19 Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, or relating in any manner to, this Agreement (whether based on contract, tort or any other theory) must be brought against any of the parties in the Court of Chancery of the State of Delaware in and for New Castle County or, if the Court of Chancery lacks subject matter jurisdiction, in another court of the State of Delaware, County of New Castle, or in the United States District Court for the District of Delaware, and each of the parties consent to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

14.20 Representations and Warranties of the Rollover Shareholders and Other Shareholders. Each Other Shareholder hereby represents and warrants to the Company and each other Shareholder, severally (and not jointly and severally), with respect to itself or himself, that:

(a) Such Other Shareholder is empowered to comply with its or his obligations contained in this Agreement. This Agreement has been duly executed and delivered by such Other Shareholder and constitutes the valid and binding agreement of such Other Shareholder enforceable against such Other Shareholder in accordance with its terms. There are no agreements or arrangements of any kind, contingent or otherwise, to which such Other Shareholder is a party obligating such Other Shareholder to Transfer or cause to be Transferred to any Person any of such Other Shareholder’s Common Shares. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Other Shareholder’s Common Shares.

(b) To the extent applicable, such Other Shareholder is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(c) The execution, delivery and performance of this Agreement by such Other Shareholder does not and will not (i) result in a breach of any of the terms of, or constitute a default under, any agreement to which such Other Shareholder is a party or by which such Other Shareholder is bound, or require any authorization or approval under or pursuant to the foregoing, (ii) violate in any material respect any Law to which such Other Shareholder is subject, which default or violation would impair such Other Shareholder’s ability to carry out its or his or her obligations under this Agreement, or require such Other Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Authority, except such filings and authorizations as have been or will be obtained, or (iii) result in the imposition of a Lien on such Other Shareholder’s Common Shares. None of such Other Shareholder’s Shares will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement. None of such Other Shareholder’s Common Shares will be subject to any pledge agreement as of the Effective Date.

(d) Such Other Shareholder did not make a decision to become an Other Shareholder in connection with the Agreement or the Merger as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, any seminar or meeting, or any general solicitation of a subscription of Shares by a person not previously known to such Other Shareholder.

(e) Such Other Shareholder has been furnished all materials relating to the Company and the Common Shares that such Other Shareholder has requested and has been afforded the opportunity to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense.

(f) Such Other Shareholder acknowledges that neither the Company nor any Affiliate thereof has rendered or will render any securities valuation advice or other advice to such Other Shareholder and that such Other Shareholder is not agreeing to the exchange of its existing equity interests in Invoice Cloud in exchange for the Common Shares, or the subscription of equity interests in the Company, as applicable, in reliance upon, or with the expectation of, any such advice.

(g) Such Other Shareholder has such knowledge and experience in financial and business matters that such Other Shareholder is capable of evaluating the merits and risks of the Common Shares and of making an informed decision with respect thereto. Such Other Shareholder is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act).

(h) Such Other Shareholder made the decision to become a Shareholder in the Company on such Other Shareholder’s own account, and not with a view to the distribution or sale thereof, subject to any requirement of Law that his or its property at all times be within his or its control.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Shareholder has duly executed this Agreement as of the day and year first above written.

GENERAL ATLANTIC SHAREHOLDER:

GENERAL ATLANTIC (IC), L.P.

By:	General Atlantic (SPV) GP, LLC, its general partner

By:	General Atlantic LLC, its sole member

By:
Name: Title:

[Signature page to Second Amended and Restated

Limited Liability Company Agreement of Hancock Parent, LLC

ROLLOVER SHAREHOLDERS:

[•]

By:
Name: Title:

[Signature page to Second Amended and Restated

Limited Liability Company Agreement of Hancock Parent, LLC

[•]

By:
Name: Title:

[Signature page to Second Amended and Restated

Limited Liability Company Agreement of Hancock Parent, LLC

Schedule A

SHAREHOLDERSHIP INTERESTS

(as of the Effective Date)

Name	Class of Common Shares	Number of Common Shares[1]	Percentage Interest	Street Address	City, State and Zip Code
General Atlantic (IC), L.P.	A-1	32,403,145.6392	68.231%	55 East 52nd Street, 33rd Floor	New York, NY 10055
Summit Partners Growth Equity Fund VIII-A, L.P.	A-2	6,442,589.3422	13.566%	222 Berkeley St. 18th Fl.	Boston, MA 02116
Summit Partners Growth Equity Fund VIII-B, L.P.	A-2	2,353,616.2830	4.956%	222 Berkeley St. 18th Fl.	Boston, MA 02116
Summit Partners Entrepreneur Advisors Fund I, L.P.	A-2	42,740.8789	0.090%	222 Berkeley St. 18th Fl.	Boston, MA 02116
Summit Investors I, LLC	A-2	123,341.3718	0.260%	222 Berkeley St. 18th Fl.	Boston, MA 02116
Summit Investors I (UK), L.P.	A-2	13,296.6874	0.028%	222 Berkeley St. 18th Fl.	Boston, MA 02116
Robert P. Bennett	A-2	857,348.0000	1.805%	###	###
Robert Lapides	A-2	498,741.0000	1.050%	###	###
John Burgess	A-2	2,978,092.2158	6.271%	###	###
John Morabito	A-2	966,114.8698	2.034%	###	###
Kelton Averyt	A-2	692,740.2619	1.459%	###	###
Stanley Evrard	A-2	61,101.6477	0.129%	###	###

[1]	For purposes of this Schedule, number of Common Shares are rounded to four decimal places for convenience.

Renee Chenue	A-2	23,987.8813	0.051%	###	###
Jason Baker	A-2	21,308.3340	0.045%	###	###
Nelson Blitz	A-2	10,654.1670	0.022%	###	###
Kevin Moon	A-2	1,775.6945	0.004%	###	###
TOTAL	—	47,490,594.2745	100%	—	—

Schedule B

Directors and Officers

(as of the Effective Date)

GA Directors

Paul Stamas

Raph Osnoss

Preston McKenzie

Rollover Directors

Matthew Hamilton

Robert P. Bennett

Officers

Robert P. Bennett—Chief Executive Officer

C. Thomas Allgood—Chief Financial Officer

Nelson Blitz—Secretary